                                     EXHIBIT 10.1

The Registrant has omitted from this Exhibit 10.1 portions of the Agreement for which the Registrant has requested confidential treatment from the Securities and Exchange Commission. The portions of the Agreement for which confidential treatment has been requested have been deleted and marked with an asterisk surrounded by brackets ([*]) and have been filed separately with the Securities and Exchange Commission.

                                 HCV PROTEASE PROGRAM



                          Research and Development Agreement


                                       between

                         Vertex Pharmaceuticals Incorporated

                                         and

                                Eli Lilly and Company







                               Effective June 11, 1997

                          Research and Development Agreement

                                  Table of Contents

                                                                              Page Number
                                                                              -----------
Introduction.................................................................       1

Article 1 -- Definitions.....................................................       1

Article 2 -- Collaboration Scope and Governance..............................      13

2.1   Purpose and Scope......................................................      13
2.2   Steering Committee.....................................................      14
2.3   Project Team and Research Team.........................................      15
2.4   Responsibilities of Project Team.......................................      16
2.5   Responsibilities of Research Team......................................      16
2.6   Project Team Meetings and Reports......................................      16
2.7   Research Team Meetings and Reports ....................................      17
2.8   Disagreements..........................................................      17
2.9   Governance Following Product Launch....................................      18


Article 3 -- Research Program................................................      18

3.1   Commencement; Roles....................................................      18
3.2   Research Diligence.....................................................      19
3.3   Research Plan..........................................................      19
3.4   Staffing and Funding...................................................      20
3.5   Scheduling Payment of Research Funds...................................      20
3.6   Accounting.............................................................      20
3.7   Research Program Costs.................................................      21
3.8   Research Program During Lilly Development..............................      21
3.9   [*]....................................................................      21
3.10  Discontinuance of Research Program.....................................      22


Article 4 -- Lilly Development Option........................................      22

4.1   Development Option Assessment..........................................      22
4.2   Exercise of Development Option.........................................      23
4.3   Development Diligence..................................................      23
4.4   [*]....................................................................      24


Article 5 -- Clinical Development Program....................................      25

5.1   Commencement; Roles....................................................      25
5.2   Clinical Development Plan..............................................      25
5.3   Regulatory Approvals...................................................      25
5.4   Clinical Development Costs.............................................      25


              Research and Development Agreement -- Confidential -- Page i

                                                                              Page Number
                                                                              -----------
Article 6 -- Process Development Programs....................................      26

6.1   Commencement; Roles....................................................      26
6.2   Process Development Plan...............................................      26
6.3   Bulk Process Development Program.......................................      26
6.4   Product Development Program............................................      27
6.5   Process Development Costs..............................................      27


Article 7 -- Manufacturing Program...........................................      27

7.1   Commencement; Roles....................................................      27
7.2   Manufacturing Plan.....................................................      28
7.3   Manufacturing Bulk Drug Substance......................................      28
7.4   Processing Bulk Drug Substance into Drug Product.......................      29
7.5   Audit; Contract Manufacturers..........................................      29
7.6   Costs..................................................................      30


Article 8-- Mutual Exclusivity...............................................      30


Article 9 -- Commercialization...............................................      31

9.1   Commercialization......................................................      31
9.2   Marketing Partners.....................................................      31
9.3   Vertex United States Co-Promotion Option...............................      31
9.4   Vertex European Co-Promotion Option....................................      32
9.5   Compassionate Use Compensation Reduction...............................      33
9.6   Commercial Diligence...................................................      34

Article 10 -- Bulk Drug Substance Commercial Supply Option...................      34

10.1  Vertex Commercial Supply Option........................................      34
10.2  Vertex Exercises Commercial Supply Option..............................      35
10.3  Re-Negotiation of Bulk Drug Substance Purchase Price...................      37
10.4  Bulk Drug Substance Purchase Price and Payments........................      37


              Research and Development Agreement -- Confidential -- Page ii

                                                                              Page Number
                                                                              -----------
Article 11 -- Royalties......................................................      38

11.1  Royalties - Vertex Supplying Bulk Drug Substance.......................      38
11.2  Royalties - Vertex NOT Supplying Bulk Drug Substance...................      39
11.3  Competition Territory..................................................      41
11.4  Trigger Event - Royalty Reduction......................................      41
11.5  Royalty Payments.......................................................      41


Article 12 -- Equity Investments and Milestone Fees..........................      41

12.1  Equity Investment......................................................      41
12.2  Milestone Fees.........................................................      41


Article 13 -- Licenses.......................................................      43

13.1  Licenses...............................................................      43
13.2  Manufacturing and Other Rights Following Certain Events................      44
13.3  Specific Performance...................................................      46

Article 14 -- Trademarks.....................................................      46

14.1  Selection; License; Expenses...........................................      46
14.2  Infringement...........................................................      47


Article 15 -- Improvements; Subsequent Product Ideas.........................      47


Article 16 -- Information and Reports........................................      48

16.1  Information Disclosure.................................................      48
16.2  Complaints.............................................................      48
16.3  Adverse Event Reporting................................................      48
16.4  Use of Information.....................................................      49
16.5  Publications...........................................................      49
16.6  Regulatory Reporting...................................................      50
16.7  Sales Reports..........................................................      50


             Research and Development Agreement -- Confidential -- Page iii

                                                                              Page Number
                                                                              -----------
Article 17 --Intellectual Property...........................................      52

17.1  Patentable Inventions and Know-How.....................................      52
17.2  Infringement Claims by Third Parties...................................      54
17.3  Infringement Claims Against Third Parties..............................      55
17.4  Notice of Certification................................................      56
17.5  Patent Term Extensions.................................................      56


Article 18 -- Confidentiality and Nondisclosure..............................      56

18.1  Confidentiality........................................................      56
18.2  Authorized Disclosure..................................................      56
18.3  Nondisclosure of Agreement.............................................      57
18.4  Survival...............................................................      57
18.5  Press Releases.........................................................      57


Article 19 -- Term and Termination of Agreement..............................      57

19.1  Term...................................................................      57
19.2  Termination for Material Breach........................................      58
19.3  Lilly Voluntary Termination............................................      59
19.4  Termination Upon Insolvency............................................      59
19.5  Accrued Rights, Surviving Obligations..................................      60
19.6  Additional Rights Upon Termination for Breach..........................      60
19.7  Assistance Following Termination.......................................      60


Article 20 -- Indemnity......................................................      61


Article 21 -- Representations and Warranties.................................      62

21.1  Right, Power and Authority..............................................     62
21.2  Absence of Litigation...................................................     62
21.3  No Approvals or Consents................................................     62
21.4  Patents; Prior Art......................................................     62
21.5  Prior Data..............................................................     63
21.6  No Debarment............................................................     63



            Research and Development Agreement -- Confidential -- Page iv

                                                                              Page Number
                                                                              -----------
Article 22 -- Governing Law; Dispute Resolution...............................     63

22.1  Governing Law...........................................................     63
22.2  Dispute Resolution Process..............................................     63


Article 23 --Miscellaneous Provisions.........................................     64

23.1  Notices.................................................................     64
23.2  Foreign Exchange........................................................     65
23.3  Force Majeure...........................................................     65
23.4  Withholding Taxes.......................................................     66
23.5  Entirety of Agreement...................................................     66
23.6  Non-Waiver..............................................................     66
23.7  Disclaimer of Agency....................................................     66
23.8  Severability............................................................     66
23.9  Assignment..............................................................     66
23.10 Headings................................................................     67
23.11 Limitation of Liability.................................................     67
23.12 Interpretation..........................................................     67
23.13 Counterparts............................................................     67
23.14 Compliance with Laws....................................................     67



Schedule 1.32-- Lilly Patents
Schedule 1.84-- Vertex Patents
Schedule 2.3(b) -- Initial Members of Research Team
Schedule 3.3 -- Initial Research Plan and Drug Product Criteria
Schedule 7.2 --Manufacturing Responsibilities Document
Schedule 9.3 A -- Terms of Co-Promotion
Schedule 9.3 B -- Compliance with Prescription Drug Marketing Act
Schedule 10.2 -- Terms and Conditions of Sale of Bulk Drug Substance
Schedule 13.1(b)(2) -- Excluded Technology
Schedule 16.3 -- Adverse Experience Reporting Procedures
Schedule 17.1(b) -- [*]
Schedule 18.5 -- Form of Press Release
Schedule 22.2(b) -- Acceptable Members of Third Party Panel

            Research and Development Agreement -- Confidential -- Page v

                       RESEARCH AND DEVELOPMENT AGREEMENT

    THIS RESEARCH AND DEVELOPMENT AGREEMENT ("Agreement") is entered into as of the 11th day of June, 1997 ("Effective Date") between ELI LILLY AND COMPANY, a corporation having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, hereinafter called together with its Affiliates "Lilly."

                                      AND

    VERTEX PHARMACEUTICALS INCORPORATED, a corporation having its principal place of business at 130 Waverly Street, Cambridge, Massachusetts 02139-4242, hereinafter called together with its Affiliates "Vertex."


                                    RECITALS

    WHEREAS, Vertex is conducting a program to design and develop novel, small-molecule inhibitors of the Hepatitis C viral protease [*] for the prevention and treatment of Hepatitis C infection; and

    WHEREAS, Lilly is interested in developing and commercializing pharmaceutical products to combat Hepatitis C infection and would like to collaborate with Vertex in a development effort specifically targeting inhibitors of the HCV protease; and

    WHEREAS, Vertex and Lilly believe that each party can bring significant and complementary strengths to a collaboration and wish to proceed in accordance with the terms of the following agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter recited, the parties agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

    When used in this Agreement, each of the following terms shall have the meanings as set forth below:



           Research and Development Agreement -- Confidential -- Page 1

    1.1 "Affiliate" shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include without limitation any company forty percent (40%) or more of whose voting stock (or other comparable ownership interest for an entity other than a corporation) is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, forty percent (40%) or more of the voting stock (or other comparable ownership interest for an entity other than a corporation) of a party.

    1.2  "Bulk Cost" shall mean:

    a. Material and labor costs directly related to the commercial manufacturing of Bulk Drug Substance, including [*];

    b. An allocable share of labor and materials used in support of the manufacturing process, [*];

    c.  An allocable share of manufacturing overhead costs, [*];

    d.  Usual and customary shipping and handling charges [*].

    Manufacturing costs shall [*]. Manufacturing cost shall [*]. Notwithstanding anything to the contrary in this Agreement, the parties agree that [*] shall be mutually agreed upon between the parties through the Project Team (or Steering Committee or its designee if the Project Team has not been appointed). Calculation of manufacturing costs shall be made in accordance with GAAP, applied on a consistent basis, [*].

    Predetermined standard costs shall be developed for Bulk Drug Substance and shall be reviewed no less than annually, with changes, if material, to be effective the first of the year. The concept of Practical Costing Capacity shall be utilized in the development of those standard costs. Capacity of the manufacturing facility, used for purposes of making fixed overhead allocations, shall only include the capacity related to the Drug Product produced for Lilly and shall [*]. For purposes of the foregoing, inventory shall be valued [*]. Manufacturing costs charged by Vertex will be subject to audit by Lilly on an annual basis, at Lilly's expense.

    If Vertex contracts with an outside vendor to provide Bulk Drug Substance or intermediates of Bulk Drug Substance, Bulk Cost as provided above will include [*].


           Research and Development Agreement -- Confidential -- Page 2

    1.3 "Bulk Drug Substance" shall mean a Project Compound in bulk crystals, powder or other suitable form for incorporation in a Drug Product or a Drug Product Candidate.

    1.4 "Bulk Drug Substance Process" shall mean the process or processes used to manufacture the Bulk Drug Substance and to confirm specifications and stability of Bulk Drug Substance.

    1.5 "Bulk Manufacturing Party" shall mean Vertex or its subcontractors in the event that Vertex exercises the Commercial Supply Option in Section 10.1, and otherwise it shall mean Lilly or its subcontractors.

    1.6 "Bulk Manufacturing Program" shall mean the effort necessary to develop or identify adequate manufacturing capabilities for clinical and commercial supply of the Bulk Drug Substance and regulatory filings and related steps in connection therewith undertaken pursuant to the Clinical Development Plan and directed toward Regulatory Approval of a Drug Product.

    1.7 "Bulk Process Development Program" shall mean the process development effort necessary to develop a process to manufacture Bulk Drug Substance.

    1.8  "Bulk Process Option" shall have the meaning as set forth in Section
6.3 of this Agreement.

    1.9 "Calendar Quarter" shall mean a quarter ending on March 31, June 30, September 30, or December 31.

    1.10 "Calendar Year" shall mean the twelve month period ending on December 31.

    1.11 "Clinical Development Plan" shall have the meaning assigned thereto in Section 5.2.

    1.12 "Clinical Development Program" shall mean the pre-clinical studies, clinical trials and regulatory filings and related steps undertaken pursuant to the Clinical Development Plan and directed toward Regulatory Approval of a Drug Product.

    1.13 "Competition Territory" shall have the meaning as set forth in Section 10.2(d) of this Agreement.

    1.14 "Competition Territory Net Sales" shall mean those Net Sales earned in a Competition Territory.

           Research and Development Agreement -- Confidential -- Page 3

    1.15 "Confidential Information" shall mean each party's confidential information, inventions, know-how and data, and shall include, without limitation, manufacturing, marketing, financial, regulatory, personnel and other business information and plans, whether in oral, written, graphic or electronic form and whether in existence as of the Effective Date or developed or acquired in the future, except where such information (i) is public knowledge at the time of disclosure by the disclosing party, (ii) becomes public knowledge through no fault of the receiving party, (iii) was in the possession of the receiving party at the time of disclosure by the disclosing party as evidenced by proper business records or (iv) is disclosed to the disclosing party by a Third Party, to the extent such Third Party's disclosure was not in violation of any obligation of confidentiality.

    1.16 "Development Option" shall have the meaning as set forth in Section
4.1 of this Agreement.

    1.17 "Development Option Period" shall have the meaning as set forth in
Section 4.1 of this Agreement.

    1.18 "Drug Product" shall mean a finished product form prepared from Bulk Drug Substance and ready for administration to the ultimate consumer as a pharmaceutical.

    1.19 "Drug Product Candidate" shall have the meaning as set forth in
Section 3.3 of this Agreement.

    1.20 "Drug Product Criteria" shall have the meaning as set forth in Section
3.3 of this Agreement.

    1.21 "Drug Product Process" shall mean the process or processes used to convert the Bulk Drug Substance to the Drug Product, including but not limited to formulating and fill/finishing.

    1.22 "Effective Date" shall mean the date indicated at the beginning of this Agreement.

    1.23 [*].

    1.24 "Event of Default"   shall have the meaning as set forth in
Schedule 10.2

    1.25 "Excluded Technology" shall have the meaning as set forth in
Section 13.1(b)(i)(2) of this Agreement.


           Research and Development Agreement -- Confidential -- Page 4

    1.26 "FDA" shall mean the United States Food and Drug Administration.

    1.27 "Field" means the therapeutic treatment or prevention of Hepatitis C infection primarily by means of [*].

    1.28 "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

    1.29 "GLP" shall mean the then current Good Laboratory Practice Standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those procedures expressed or implied in the regulatory filings made with respect to the Drug Product with the FDA or foreign regulatory agents.

    1.30 "GMP" shall mean the then current Good Manufacturing Practices Standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), and all additional procedures expressed or implied in the regulatory filings made with respect to the Drug Product with the FDA or foreign regulatory authorities.

    1.31 "Lilly Clinical Production Option" shall have the meaning as set forth in Section 7.3(i)

    1.32 "Lilly Patents" shall mean all patents, both foreign and domestic (including without limitation, all substitutions, extensions, reissues, renewals, reexaminations, patents of addition, supplementary protection certificates and inventors' certificates thereof), and all pending patent applications (including provisional applications, divisions, continuations and continuations-in-part) which, as of the Effective Date, are owned, controlled, or licensed in (with the right to sublicense), in whole or in part, by Lilly or any Affiliate of Lilly, and that contain a Valid Claim which covers the manufacture, use or sale of Project Compound(s), Bulk Drug Substance and/or Drug Products, including but not limited to those patents and patent applications listed on Schedule 1.32 attached hereto.

    1.33 "Lilly Program Patents" shall mean all patents, both foreign and domestic (including without limitation, all substitutions, extensions, reissues, renewals, reexaminations, patents of addition, supplementary protection certificates and inventors' certificates thereof), and all pending patent applications (including provisional applications, divisions, continuations and continuations-in-part) owned, in whole or in part, by Lilly at the time the invention claimed therein was made, or licensed in by Lilly (with the right to disclose and sublicense), that contains a Valid Claim which covers the manufacture, use or sale of Project Compound(s), Bulk Drug Substance and/or Drug Products, wherein said patents


           Research and Development Agreement -- Confidential -- Page 5 and/or applications are acquired, filed or claim priority to an application filed by Lilly after the Effective Date [*].

    1.34 "Lilly Program Technology" shall mean all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, information, and any physical, chemical or biological material, or any replication of any part of such material, which is developed or acquired (with the right to disclose and sublicense) by Lilly after the Effective Date and on or before the end of the Research Term, to the extent such Technology relates to the manufacture, use or sale of Project Compounds, Bulk Drug Substance and/or Drug Products.

    1.35 "Lilly Technology" shall mean all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, information, and any physical, chemical or biological material, or any replication of any part of such material reasonably necessary for the development and manufacture of Project Compounds, Bulk Drug Substance and/or Drug Product, that Lilly or any Affiliate of Lilly owns, controls or has a license to (with the right to disclose and sublicense) as of the Effective Date.

    1.36 "Major Markets" shall have the meaning as set forth in Article 8 of this Agreement.

    1.37 "Manufacturing Plan" shall have the meaning assigned thereto in
Section 7.2 of this Agreement.

    1.38 "Manufacturing Program" shall mean the effort to scale-up for and manufacture the Bulk Drug Substance and Drug Product for clinical and commercial supply.

    1.39 "Manufacturing Responsibilities Document ("MRD")" shall have the meaning assigned thereto in Section 7.2 of this Agreement.

    1.40 "NDA" means with respect to any particular Drug Product, the New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R.
Section 314 with respect to that Drug Product, together with all additions, deletions and supplements thereto.

    1.41 "Net Sales" means, with respect to a Drug Product, the gross amount invoiced by Lilly or a Lilly Affiliate, sublicensee or marketing partner (under
Section 9.2 hereof) to unrelated third parties for the Drug Product, less (with respect to sales of Drug Product to those third parties):


           Research and Development Agreement -- Confidential -- Page 6

    a.  Trade, quantity and cash discounts [*];

    b. Discounts, refunds, rebates, chargebacks, retroactive price adjustments, [*];

    c.  Product returns and allowances [*];

    d.  That portion of the sales value associated with drug delivery systems
[*];

    e.  Any tax [*];

    f.  Allowance for distribution expenses, [*];

    g. Any other similar, reasonable and customary deductions and adjustments
[*]:

         (i)  in the case of any sale [*],[*]; and

         (ii)  in the case of any sale or [*].

    Net Sales shall be determined from the books and records of Lilly or any Lilly Affiliate, sublicensee or marketing partner thereof, which shall be maintained in accordance with generally accepted accounting principles ("GAAP") consistently applied.

    In the event the Drug Product is sold as part of a combination product, the Net Sales of the Drug Product, for the purposes of determining royalty payments, shall be determined by [*]. [*].

    1.42 "Non-Protected Net Sales" shall mean Non-Protected ROW Net Sales and Non-Protected United States/Japan Net Sales, collectively. For avoidance of any doubt, Competition Territory Net Sales are specifically excluded from Non-Protected Net Sales.

    1.43 "Non-Protected ROW Territory" shall mean countries that are in the ROW Territory but are not in the Protected ROW Territory. For avoidance of any doubt, the Competition Territory is specifically excluded from the Non-Protected ROW Territory.

    1.44 "Non-Protected ROW Net Sales" shall mean Net Sales of a particular Drug Product attributable to Non-Protected ROW Territory. For avoidance of any doubt, Competition Territory Net Sales are specifically excluded from Non-Protected ROW Net Sales.


           Research and Development Agreement -- Confidential -- Page 7

    1.45 "Non-Protected United States/Japan Net Sales" shall mean any Net Sales of a Drug Product in Japan or the United States (or both) [*]. [*]. For avoidance of any doubt, Competition Territory Net Sales are specifically excluded from Non-Protected United States/Japan Net Sales.

    1.46 "Phase I Clinical Trials" means human clinical trials conducted in subjects to establish the initial safety profile and pharmacokinetics of a Drug Product.

    1.47 "Phase II Clinical Trials" means small scale human clinical trials conducted in patients to collect preliminary data regarding efficacy in the particular indication tested, as well as to obtain some indication of the dosage regimen required.

    1.48 "Phase III Clinical Trials" means large scale human clinical trials conducted in patients and intended to generate data concerning the safety and efficacy of a Drug Product in the particular indication tested sufficient to support registration of the Drug Product with health regulatory authorities.

    1.49 "Process Development Plan" shall have the meaning assigned thereto in
Section 6.2.

    1.50 "Process Development Program" shall mean the Bulk Process Development Program and the Product Development Program, collectively.

    1.51 "Product Idea" shall have the meaning assigned thereto in Article 15.

    1.52 "Product Launch" shall mean, with respect to a particular Drug Product, the first commercial sale of that Drug Product [*].

    1.53 "Product Manufacturing Program" shall mean the effort necessary to develop or identify adequate formulation/fill/finish and related manufacturing capabilities for clinical and commercial supply of the Drug Product utilizing Bulk Drug Substance.

    1.54 "Product Development Program" shall mean the process development effort necessary to develop the Drug Product Process.

    1.55 "Program Patents" shall mean Lilly Program Patents and Vertex Program Patents, collectively, whether or not developed solely or jointly by Vertex or Lilly.


           Research and Development Agreement -- Confidential -- Page 8

    1.56 "Program Technology" shall mean Lilly Program Technology and Vertex Program Technology, collectively, whether or not developed solely or jointly by Vertex or Lilly.

    1.57 "Project" shall have the meaning as set forth in Section 2.1 of this Agreement.

    1.58 "Project Compound" means any chemical entity which during, and as a part of, the Research Program, is identified, conceived, synthesized, structurally characterized and/or demonstrated to be an inhibitor(s) of the HCV protease [*]. For avoidance of any doubt, Project Compounds shall include, but not limited to, those Lilly compounds designated as Project Compounds under
Section 3.9 of this Agreement.

    1.59 "Project Team" shall have the meaning assigned in Section 2.3(a) of this Agreement.

    1.60 "Protected ROW Net Sales" shall mean Net Sales that are attributable to the Protected ROW Territory. For avoidance of any doubt, the Competition Territory Net Sales are specifically excluded from the Protected ROW Net Sales.

    1.61 "Protected ROW Territory" shall mean with respect to a particular Drug Product, [*]

    1.62 "PTAC" shall mean the point in [*].

    1.63 "Quarterly Project Report"  shall have the meaning as set forth in
Section 2.6 of this Agreement.

    1.64 "Quarterly Research Report"  shall have the meaning as set forth in
Section 2.7 of this Agreement.

    1.65 "Regulatory Approval" shall mean all authorizations by the appropriate governmental entity or entities necessary for commercial sale of Drug Product (including exports) in each jurisdiction in which Lilly elects to market the Drug Product including, without limitation, approval of labeling, price, reimbursement and manufacturing.

    1.66 "Research Funds" shall have the meaning as set forth in Section 3.4 of this Agreement.


           Research and Development Agreement -- Confidential -- Page 9

    1.67 "Research Plan" shall have the meaning set forth in Section 3.3 of this Agreement.

    1.68 "Research Program" means the program described in Article 3 of this Agreement.

    1.69 "Research Team" shall have the meaning assigned in Section 2.3(b) of this Agreement.

    1.70 "Research Term" shall be the period commencing on the Effective Date, and ending six (6) years thereafter, unless earlier terminated by Lilly pursuant to Article 19 or Section 3.10 hereof.

    1.71 "Research Year" means a twelve-month period during the term of the Research Program. The first Research Year shall be deemed to have commenced on the Effective Date.

    1.72 "ROW Net Sales" shall mean Protected ROW Net Sales and Non-Protected ROW Net Sales. For avoidance of any doubt, Competition Territory Net Sales are specifically excluded from ROW Net Sales.

    1.73 "ROW Territory" shall mean the entire world excluding the United States and Japan. For avoidance of any doubt, the Competition Territory is specifically excluded from the ROW Territory.

    1.74 "Sales Representative Cost" shall have the meaning as set forth in
Section 9.3 of this Agreement.

    1.75 "Scientific Year" means the equivalent of the scientific work of one Vertex scientist full time for one year which equates to [*]. Scientific work on the Project to be performed by Vertex employees can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, attending appropriate seminars and symposia, and carrying out Research Team duties.

    1.76 "Steering Committee" shall have the meaning as set forth in Section
2.2 of this Agreement.

    1.77 "Third Party" shall mean any entity which is not a party or Affiliate of any party to this Agreement.

    1.78 "Trademark" shall have the meaning assigned thereto in Section 14.1 of this Agreement.


           Research and Development Agreement -- Confidential -- Page 10

    1.79 "Trigger Event" shall have the meaning set forth in Section 13.2(b) of this Agreement.

    1.80 "United States/Japan Territory" shall mean the United States and Japan. For avoidance of any doubt, the Competition Territory is specifically excluded from the United States/Japan Territory.

    1.81 "United States/Japan Savings Differential" shall have the meaning set forth in Section 11.1(b) of this Agreement.

    1.82 "Valid Claim" shall mean any claim issued in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer.

    1.83 "Vertex Commercial Supply Option" shall have the meaning as set forth in Section 10.1 of this Agreement.

    1.84 "Vertex Patents" shall mean all patents, both foreign and domestic (including without limitation, all substitutions, extension, reissues, renewals, reexaminations, patents of addition, supplementary protection certificates and inventors' certificates thereof), and all pending patent applications (including provisional applications, divisions, continuations and continuations-in-part) which, as of the Effective Date, are owned, controlled, or licensed in (with the right to sublicense), in whole or in part, by Vertex or any Affiliate of Vertex, and that contain a Valid Claim which covers the manufacture, use or sale of Project Compound(s), Bulk Drug Substance and/or Drug Products, including but not limited to those patents and patent applications listed on Schedule 1.84 attached hereto.

    1.85 "Vertex Program Patents" shall mean all patents, both foreign and domestic (including without limitation, all substitutions, extensions, reissues, renewals, reexaminations, patents of addition, supplementary protection certificates and inventors' certificates thereof), and all pending patent applications (including provisional applications, divisions, continuations and continuations-in-part) owned, in whole or in part, by Vertex at the time the invention claimed therein was made, or licensed in by Vertex (with the right to disclose and sublicense), that contains a Valid Claim which covers the manufacture, use or sale of Project Compound(s), Bulk Drug Substance and/or Drug Products, wherein said patents and/or applications are acquired, filed or claim priority to an application filed by Lilly after the Effective Date [*].

    1.86 "Vertex Program Technology" shall mean all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and


           Research and Development Agreement -- Confidential -- Page 11 preclinical results, information, and any physical, chemical or biological material, or any replication of any part of such material, which is developed or acquired (with the right to disclose and sublicense) by Vertex after the Effective Date and on or before the end of the Research Term, to the extent such Technology relates to the manufacture, use or sale of Project Compound(s), Bulk Drug Substance and/or Drug Product(s).

    1.87 "Vertex Technology" shall mean all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, information, and any physical, chemical or biological material, or any replication of any part of such material, reasonably necessary for the development and manufacture of Project Compounds, Bulk Drug Substance and/or Drug Product, that Vertex or any Affiliate of Vertex owns, controls or has a license to (with the right to disclose and sublicense)as of the Effective Date.

                                     ARTICLE 2

                         COLLABORATION SCOPE AND GOVERNANCE

    2.1 Purpose and Scope. Consistent with the terms described herein, the parties wish to collaborate in a project involving the research, development and manufacture of a Project Compound for purposes of commercialization of a Drug Product(s) (the "Project") . Subject to the terms described herein both Vertex and Lilly shall use diligent efforts to achieve the goals set forth in this Agreement.

    As more fully described below, Vertex will have the principal responsibility for conducting the Research Program in accordance with the Research Plan and the terms described herein. Except as otherwise provided in this Agreement (including those aspects of early Bulk Drug Substance process development that are reasonably necessary to diligently develop a Project Compound as contemplated in Schedule 3.3 hereof), in the event that Lilly exercises the Development Option, the parties will commence work on the Clinical Development Program, the Bulk Process Development Program, the Product Development Program and the Manufacturing Program.

    Vertex will have principal responsibility for conducting the Bulk Process Development Program (either by itself or through a third party as provided herein); provided, however, that Lilly and Vertex shall mutually agree on those matters of the Bulk Process Development Program which significantly impact the diligent implementation of the Clinical Development Plan, such as (but not limited to) necessary specifications for Bulk Drug Substance and the timing of the delivery of Bulk Drug Substance necessary to diligently complete the Clinical Development Program.

       Research and Development Agreement--Confidential--Page 12

    Vertex (unless it fails to exercises the Vertex Commercial Supply Option, and otherwise Lilly) will have principal responsibility for conduct of the Bulk Manufacturing Program including the manufacture (either itself or through a third party as provided herein) of Bulk Drug Substance for clinical and commercial supply; provided, however, that Lilly and Vertex shall mutually agree on those matters involving the Bulk Manufacturing Program which significantly impact the diligent implementation of the Clinical Development Plan and the commercialization of the Drug Product, such as (but not limited to) the necessary specifications for Bulk Drug Substance and the timing of delivery of Bulk Drug Substance.

    Lilly will have principal responsibility for the Product Development Program, involving the manufacture of Drug Product from Bulk Drug Substance for clinical and commercial supply, the conduct of the Clinical Development Program, and the filing and maintenance of regulatory documents necessary for Regulatory Approvals. Except as otherwise provided for herein, Lilly will have sole responsibility for distribution and marketing of the Drug Product. All pricing for Drug Product shall be determined solely by Lilly. Except as otherwise provided in this Agreement, it is expected that Drug Product will be marketed by Lilly or its Affiliates (or in selected territories, by Third Parties selected by Lilly) in each jurisdiction in which it is determined by Lilly to be feasible and commercially attractive

    All work done in connection with the Project shall be carried out in strict compliance with any federal, state, or local laws, regulations, or guidelines governing the work at the site where such work is being conducted.

    2.2 Steering Committee. The Project shall be conducted under the overall direction of a Steering Committee comprised of four (4) members (the "Steering Committee"). Two (2) members shall be appointed by Lilly and two
(2) members shall be appointed by Vertex not later than thirty (30) days after the Effective Date. All decisions of the Steering Committee shall be unanimous by a quorum of all members. Either party may change its representation on the Steering Committee at any time by written notice to the other. Minutes shall be kept of all Steering Committee meetings and circulated to the parties for approval. Minutes shall be deemed approved unless any member of the Steering Committee objects to the accuracy of such minutes within ten (10) days of receipt.

    2.3  Project Team and Research Team

    (a) Unless the Steering Committee decides otherwise, it shall appoint a Project Team, consisting of such number of Lilly personnel, not exceeding seven (7), as Lilly deems appropriate from time to time and such number of representatives of

       Research and Development Agreement--Confidential--Page 13

Vertex, not exceeding six (6), as Vertex deems appropriate from time to time (the "Project Team"); it being understood that unless the parties mutually agree otherwise, the Steering Committee shall appoint the Project Team no later than thirty (30) days after Lilly exercises its option. The Project Team shall provide the day-to-day management of the Clinical Development Program (or as the parties may otherwise determine is appropriate), following Lilly's exercise of its Development Option, and shall also be responsible for directing and overseeing the Process Development Program, the Manufacturing Program and certain other activities specifically referenced herein. The Project Team shall be subordinate to the Steering Committee, which shall have the right upon timely appeal as provided below to review, accept, reject or modify all actions of the Project Team. Either party may change its representatives on the Project Team at any time by written notice to the other.

    (b) The Steering Committee shall also appoint a Research Team consisting of such number of Lilly personnel, not exceeding four (4), as Lilly deems appropriate from time to time and such number of representatives of Vertex, not exceeding five (5), as Vertex deems appropriate from time to time (the "Research Team"). A list of the initial members of the Research Team is attached hereto as Schedule 2.3(b). Each party may change its representatives on the Research Team at any time by written notice to the other. The Research Team shall be subordinate to the Steering Committee, except as specifically referenced herein, which shall have the right upon timely appeal as provided below to review, accept, reject or modify all actions of the Research Team.

    (c) Decisions of the Project Team and Research Team shall be made by unanimous consent when possible, and otherwise by majority vote (except that any votes concerning the Bulk Process Development Program and the Bulk Manufacturing Program, if being undertaken by Vertex, shall be unanimous), subject to the right of either party to appeal any decision of such team to the Steering Committee. No vote of the Project Team and Research Team may be taken unless a majority of the members of such respective team are present, including at least one (1) representative of each party. The Project Team and Research Team shall keep minutes of any meeting at which a decision is to be reached and shall circulate such minutes to all members of the Project Team, Research Team and the Steering Committee. Minutes shall be deemed approved unless any member of the Project Team, Research Team, or the Steering Committee objects to the accuracy of such minutes within ten (10) days of receipt. Any party desiring to appeal a decision of the Project Team or Research Team to the Steering Committee shall make its appeal in writing to the Steering Committee within ten (10) days of receipt of the minutes for the meeting at which the decision was made. Action pursuant to any decision appealed to the Steering Committee shall be suspended pending a determination by the Steering Committee to accept, reject or modify the decision of the Project Team or Research Team, which determination shall be made with

       Research and Development Agreement--Confidential--Page 14 reasonable promptness. Any party may at any time request reconsideration of any issue if such party in good faith believes that substantial changes in circumstances have occurred that necessitate such reconsideration.

    (d) The Project Team and/or the Research Team may appoint one or more other committees ("Advisory Committees") to perform such functions as the Project Team and/or Research Team may determine. Unless a party elects not to participate on a particular Advisory Committee, all Advisory Committees shall have at least one representative of each party. Advisory Committees may provide advice and make recommendations to the Project Team, but shall have no authority to bind the Project Team or any of the parties.

    2.4 Responsibilities of Project Team. In the event that the Steering Committee appoints a Project Team, the Project Team shall: (1) establish comprehensive and detailed plans designed to accomplish the goals of the Process Development Program, the Clinical Development Program, and the Manufacturing Program, (2) allocate tasks consistent with other provisions of this Agreement and coordinate activities required to carry out the goals of the Clinical Development Program, the Process Development Program, and the Manufacturing Program, (3) consistent with other provisions of this Agreement, determine (in conjunction with the Research Team and with appropriate legal advice and assistance from both Lilly and Vertex) the strategy for filing and prosecuting applications for Program Patents and otherwise protecting Program Technology, (4) monitor progress of the Clinical Development Program, the Process Development Program, and the Manufacturing Program, and (5) discharge such other obligations as are assigned by the Steering Committee to the Project Team under this Agreement.

    2.5 Responsibilities of Research Team. The Research Team shall: (1) prepare and oversee implementation of an overall research plan, and otherwise establish comprehensive and detailed plans designed to accomplish the goals of the Research Program; (2) allocate tasks consistent with other provisions of this Agreement and coordinate activities required to carry out the goals of the Research Program; (3) determine (in conjunction with the Project Team and with appropriate legal advice and assistance from both Lilly and Vertex) the strategy for filing and prosecuting applications for Program Patents and otherwise protecting Program Technology; (4) monitor progress of the Research Program; and (5) discharge such other obligations as are assigned by the Steering Committee to the Research Team under this Agreement.

    2.6 Project Team Meetings and Reports. Prior to Lilly exercising the Development Option, the Project Team shall meet at such times as the Project Team shall mutually agree. In the event that Lilly exercises the Development Option, except as the Project Team may otherwise agree, the Project Team shall meet formally at least four (4) times each year to discuss the status of the Project

       Research and Development Agreement--Confidential--Page 15 and matters related thereto. In the event that Lilly exercises the Development Option, each party shall provide the Project Team with a quarterly status report regarding the quarterly Project activity (the "Quarterly Project Report"). The Quarterly Project Report shall be furnished to the Project Team within (15) fifteen days after each Calendar Quarter.

    2.7 Research Team Meetings and Reports. Except as the Research Team may otherwise agree, during the Research Term, the Research Team shall meet formally at least four (4) times each year to discuss the status of the Research Program and matters related thereto. Vertex and Lilly, to the extent it is involved in the Research Program, shall provide the Research Team with a quarterly status report regarding the quarterly research activity (the "Quarterly Research Report"). The Quarterly Research Report shall be furnished to the Project Team and Research Team within (15) fifteen days of May 15, August 15, November 15 and February 15.

    2.8  Disagreements.

    (a) Except as otherwise specifically provided in this Agreement, disputes that arise under the terms herein shall be resolved as provided for in this Section 2.8(a). Disputes not resolved by the Research Team or the Project Team in their respective areas of responsibility shall be referred to the Steering Committee. Disputes not resolved by the Steering Committee shall be referred to senior management of Lilly and Vertex for resolution in accordance with Section 22.2(a), or as otherwise explicitly directed herein. After referral to the Steering Committee and then to top management under
Section 22.2(a), any remaining disagreement shall be resolved as set forth in
Section 2.8(b) and 2.8(c), [*]. Otherwise the resolution of such matters shall only be made in good faith by the mutual agreement of the parties. [*]. Otherwise the resolution of such matters shall only be made in good faith by the mutual agreement of the parties.

    (b) Except as otherwise set forth in this Section 2.8, (i) disputes regarding the Product Development Program, the Clinical Development Program, and the Product Manufacturing Program will be ultimately resolved by Lilly; and (ii) disputes regarding the Research Program and the Research Plan, will be ultimately resolved by Vertex. Disputes regarding the implementation and execution of the Bulk Process Development Program shall be ultimately resolved by Vertex. Notwithstanding the foregoing, [*].

    (c) Disputes regarding the implementation and execution of the Bulk Manufacturing Program shall be ultimately resolved by Bulk Manufacturing Party. Notwithstanding the foregoing, [*].

       Research and Development Agreement--Confidential--Page 16

    2.9 Governance Following Product Launch. As soon as practicable following Product Launch of the Drug Product, the parties shall meet to review whether it is appropriate to continue the collaboration under the day to day management of the Project Team with respect to second generation Drug Products, or whether the objectives of the Project Team have been substantially achieved and it is appropriate to disband or reorganize the Project Team. Regardless of whether the parties elect to disband or reorganize the Project Team, the Steering Committee shall continue to provide overall direction to the collaboration.

                                     ARTICLE 3

                                  RESEARCH PROGRAM

    3.1 Commencement; Roles. The joint Research Program between Lilly and Vertex shall commence as soon as practicable after the Effective Date.
Except as otherwise provided in this Agreement, Vertex shall have principal responsibility for the conduct of the Research Program, and Lilly shall provide consultation, advice, and research efforts as deemed appropriate by the Research Team. Such activities may include [*]. The Research Team shall coordinate the efforts of the parties with respect to the Research Program.

    3.2 Research Diligence. Vertex shall work diligently and shall use all reasonable efforts, consistent with prudent business judgment, to discover Project Compound(s) with the objective of producing a compound or compounds which meet the Drug Product Criteria as soon as practicable. Vertex will promptly notify Lilly if it should determine that any such research is not feasible or commercially justifiable, and will outline in reasonable detail the reasons therefor [*]. [*] but otherwise Vertex's staffing decisions will be made at the discretion of Vertex's management, subject to the other applicable provisions of this Agreement. [*].

    3.3 Research Plan. The Research Team shall prepare and oversee the implementation of an overall research plan (the "Research Plan") for the Research Project (including those aspects of early Bulk Drug Substance process development that are reasonably necessary to diligently develop a Project Compound as contemplated in Schedule 3.3 hereof) (the "Drug Product Candidate"). Vertex and Lilly have agreed upon an initial Research Plan for research under the Research Program, as well as initial criteria, based upon current scientific and commercial factors, to be applied in the identification of a Project Compound as a commercially viable candidate for a Drug Product (a "Drug Product Candidate"). These criteria shall be reviewed at each formal Research Team meeting thereafter, and at any other time upon the request of either Vertex or Lilly, and shall be modified as appropriate to reflect material scientific or commercial

       Research and Development Agreement--Confidential--Page 17 developments (such as the announcement by a Third Party of a significant competitive drug). These criteria, as so modified from time to time, are referred to in this Agreement as the "Drug Product Criteria." If either Lilly or Vertex proposes a change in the Drug Product Criteria based upon a specified material scientific or commercial development and the other party does not agree that a change in the criteria is necessary or appropriate, the matter will be referred initially to the Steering Committee for resolution. In the case that Lilly has a Competing Program and the proposed modification to the criteria is to make such criteria stricter, if the disagreement is not resolved by the Steering Committee within 30 days after a referral to that Committee by either party, the matter shall be referred for binding resolution under the dispute resolution process referenced in Article 22 hereof. By execution of this Agreement, the initial Research Plan and Drug Product Criteria, in the form attached as Schedule 3.3, are hereby approved by each of the parties hereto. The Research Team shall review (and where necessary modify), and approve all plans for research to be done under the Research Program, shall review the personnel assigned to the Project, and all results of work done under the Research Program.

    3.4 Staffing and Funding. Subject to the fulfillment of all terms and conditions of this Agreement, Lilly shall provide research funds (the "Research Funds") as described in this Section for the Research Program during the Research Term and Vertex shall during each Research Year assign to the Research Program sufficient personnel to provide no less than [*].
Vertex intends to dedicate to this Program scientists who have an optimal combination of experience and training in the Field.

    During the Research Term, Lilly shall fund the Research Program as follows:

         Upon signature of this Agreement   $3.00 Million
         Research Year 1                    [*]
         Research Year 2                    [*]
         Research Year 3                    [*]
         Research Year 4                    [*]
         Research Year 5                    [*]
         Research Year 6                    [*]

    3.5 Scheduling Payment of Research Funds. Research Funds during the Research Term shall be paid to Vertex by Lilly in U.S. Dollars by any bank wire transfer in immediately available funds. The payment of Research Funds due in each Research Year will be made in advance in four quarterly installments on or before the fifteenth day after the commencement of each quarter of the Research Year, provided that the first such payment and the signature payment hereunder may be made on or before the 5th day after the date hereof.

       Research and Development Agreement--Confidential--Page 18

    3.6 Accounting Vertex shall maintain complete records of all monies paid by Vertex for research under the Project and shall provide Lilly, within sixty (60) days after the end of each Calendar Year during the Research Term, with a report stating the dollar amount of Research Funds that were expended on research activities during any year for which the report is made, and a general description of the research activities conducted. During the Research Term, Vertex shall submit to Lilly an annual report accompanied by a certificate signed by the corporate secretary of Vertex within sixty (60) days following each Calendar Year, stating the name of each Vertex employee who worked on the Research Program during that Calendar Year and certifying that Vertex provided at least [*]. Notwithstanding the foregoing, [*]. Lilly shall be entitled to any tax credits due on account of research and development expenses, to the extent permitted by law, for the Research Funds paid by Lilly.

Should a question arise regarding a report submitted under this Section, Lilly may, at its own expense, request an audit by Vertex's independent certified public accountants. Such a request shall be made within one year from receipt of the reports. The independent certified public accountant shall have the right to examine all records kept pursuant to this Section and shall report to Lilly the findings of said examination of records insofar as necessary to verify the reports. Such findings shall be maintained in confidence by Lilly.

    3.7 Research Program Costs. Except as otherwise set forth in this Agreement or determined by the Project Team, [*].

    3.8  Research Program During Lilly Development.   In the event that Lilly
has exercised the Development Option and is diligently pursuing the development of a Project Compound, Vertex and Lilly shall regularly confer, with the objective of reaching agreement, on what further research under the Research Program is most appropriate in light of Lilly's development efforts with respect to such Project Compound. The parties acknowledge that a principal focus of the Research Team under these circumstances shall be to coordinate its research activities with Lilly's development activities so as to commercialize a Drug Product as expeditiously as reasonably practicable. Notwithstanding anything to the contrary in this Agreement, disputes regarding research as contemplated in this Section 3.8 shall be resolved in good faith by the mutual agreement of the parties.

    3.9 [*]. The parties hereby agree that upon such selection the Research Team shall designate such compounds as Project Compounds in writing and append such writing to this Agreement. For avoidance of any doubt, in the event that such

       Research and Development Agreement--Confidential--Page 19
written designation does not occur, a compound described in this Section 3.9 shall not be a Project Compound.

    Notwithstanding anything to the contrary in this Agreement, under no circumstance shall Vertex receive any license, rights title or other interest to any [*].

    3.10 Discontinuance of Research Program. At any time two (2) years after the Effective Date and upon six (6) months advance written notice, Lilly may in its sole discretion terminate the Research Program, including any and all of its obligations related thereto which have not yet accrued as of the effective date of the Research Program termination, and including in particular its obligation to make research payments which have not accrued as of the effective date of termination; [*].

                                      ARTICLE 4

                               LILLY DEVELOPMENT OPTION

    4.1 Development Option Assessment. In the event that during the term of this Agreement, the Research Team (or Vertex, if the provisions of Section 4.4(a) are applicable) identifies a Project Compound as a Drug Product Candidate, the Research Team (or Vertex, if the provisions of Section 4.4(a) are applicable) shall promptly notify Lilly in writing of such identification including furnishing Lilly with a detailed report fully describing the Drug Product Candidate and its satisfaction of the Drug Product Criteria (the "Assessment Report"). The Assessment Report shall be prepared by the Research Team (or Vertex, if the provisions of Section 4.4(a) are applicable) with the assistance of the Project Team (assuming the Project Team has been appointed as described in Section 2.3(a) of this Agreement) and shall include, but not be limited to, a detailed plan for pre-clinical and clinical development required to obtain Regulatory Approvals for the Drug Product Candidate to become a Drug Product. From the date of such notification, Lilly shall have [*] (the "Development Option Period") in which to decide whether or not to pursue development of a Drug Product from such Drug Product Candidate under the terms described in this Agreement (the "Development Option"). Upon Lilly's request made at least 30 days prior to expiration of the Development Option Period for such Drug Product Candidate, the Research Team (with the assistance of the Project Team) or Vertex (if Section 4.4(a) is applicable) shall also present the Drug Product Candidate to Lilly's [*].

       Research and Development Agreement--Confidential--Page 20

    4.2 Exercise of Development Option. Lilly may exercise its Development Option in its sole discretion anytime during the Development Option Period (but not thereafter) by providing Vertex during such period with written notice of its intent to exercise the Development Option with respect to a particular Drug Product Candidate. In the event Lilly exercises the Development Option for a particular Drug Product Candidate, the parties shall diligently pursue development and commercialization of such Drug Product Candidate under the Clinical Development Program, Process Development Program, Manufacturing Program and other terms of this Agreement.

    4.3 Development Diligence In the event that Lilly exercises the Development Option with respect to a particular Drug Product Candidate, Lilly shall work diligently and shall use all reasonable efforts, consistent with prudent business judgment, to develop a Drug Product with respect to such Drug Product Candidate where in Lilly's good faith opinion such development is technically feasible and commercially justifiable, devoting the same degree of attention and diligence to such efforts that it devotes to such activities for its own products of comparable development potential, with the objective of launching a Drug Product into the Major Market as soon as practicable. Lilly will promptly notify Vertex if it should determine that any such development is not feasible or commercially justifiable, and will outline in reasonable detail the reasons therefor [*]. [*] but otherwise Lilly's staffing decisions will be made at the discretion of Lilly's management, subject to other applicable provisions of this Agreement. [*].

    4.4  [*].

    [*].

                                      ARTICLE 5

                             CLINICAL DEVELOPMENT PROGRAM

    5.1 Commencement; Roles. The Clinical Development Program shall commence as soon as practicable after Lilly exercises its Development Option with respect to a particular Drug Product Candidate. Lilly shall have principal responsibility for the conduct of the Clinical Development Program, and Vertex shall provide consultation and advice. The Project Team shall coordinate the efforts of the parties with respect to the Clinical Development Program.

    5.2 Clinical Development Plan. The Project Team shall prepare and oversee the implementation of an overall development plan (the "Clinical Development Plan") for the Drug Product which shall describe fully the proposed

       Research and Development Agreement--Confidential--Page 21 preclinical studies, toxicology, clinical trials, regulatory plans, clinical trial material requirements and any other key elements of obtaining Regulatory Approval in each country of the world where Lilly elects to market the Drug Product.

    5.3 Regulatory Approvals. The parties shall use their respective commercially reasonable efforts consistent with their respective responsibilities hereunder to file for and obtain all necessary Regulatory Approvals. Except where Regulatory Approvals are legally required to be in Vertex's name, Lilly shall have the sole right to obtain Regulatory Approvals, which shall be in Lilly's name, and Lilly shall own all submissions in connection therewith, provided that Vertex shall have an irrevocable right of reference thereto. Regulatory strategies shall be discussed and approved by the Project Team, but all contacts or filings with any regulatory agency shall be handled and coordinated by Lilly. All formulary or marketing approvals shall also be obtained by and in the name of Lilly. Notwithstanding anything to the contrary herein, [*].

    5.4 Clinical Development Costs. Except as set forth below or otherwise determined by the Project Team, [*].

                                      ARTICLE 6

                             PROCESS DEVELOPMENT PROGRAMS

    6.1 Commencement; Roles. Except as otherwise provided in this Agreement (including certain Bulk Process Development Program matters described in
Schedule 3.3 that are conducted during the Research Program), the Bulk Process Development Program and the Product Development Program shall commence as soon as practicable after Lilly exercises the Development Option.
 Vertex shall have principal responsibility for the conduct of the Bulk Process Development Program, and Lilly shall have principal responsibility for the conduct of the Product Development Program. Each party shall provide advice and consultation with respect to the area of principal responsibility of the other party. The Project Team shall coordinate the efforts of the parties with respect to both the Bulk Process Development Program and the Product Development Program. The parties recognize that certain process development and manufacturing activities may be performed by Third Parties as contemplated by Article 7, but that those activities will be conducted in any event in cooperation with the Project Team and representatives of both Lilly and Vertex.

    6.2 Process Development Plan. The Project Team shall prepare and oversee the implementation of a detailed, overall process development plan, which shall address fully the key elements necessary for the Bulk Process Development Program and the Product Development Program and shall further define the roles

       Research and Development Agreement--Confidential--Page 22 of each party in the Process Development Program consistent with the terms of this Agreement (the "Process Development Plan").

    6.3 Bulk Process Development Program. As set forth above, Vertex shall have principal responsibility for the Bulk Process Development Program, including the development of the process to produce Bulk Drug Substance, provision of analytical methods, environmental testing, in-process testing, and release testing of the Bulk Drug Substance, generation of appropriate procedures and controls in order to ensure compliance with GLP and GMP or other governing regulations, and the procurement of necessary manufacturing facilities (either owned by Vertex or by third party manufacturers) for the production of Bulk Drug Substance to supply the forecasted needs of scheduled clinical studies. Lilly shall provide advice with respect to the Bulk Process Development Program, and the Project Team shall review and approve procedures and practices required to ensure compliance with GLP, GMP, environmental and other regulatory requirements. In the event that Vertex, for any reason other than Force Majeure or the failure of Lilly to discharge its obligations hereunder, is unable to meet its obligations as described under this Section 6.3 in any material respect, including, but not limited to, its obligation to provide sufficient quantities and quality of Bulk Drug Substance for use in the clinical studies described in the Clinical Development Plan, Lilly may, at its sole discretion upon thirty (30) days prior written notice to Vertex (during which time Vertex may cure its default), take any and all action reasonably necessary to ensure that such obligations are met, including, but not limited to, taking over entirely the Bulk Process Development Program obligations (or some portion thereof) related to the Bulk Process Development Program (the "Bulk Process Option"). In the event that Lilly validly exercises such Bulk Process Option, any reasonable and incremental costs incurred by Lilly in implementing the Bulk Process Development Program (with interest on unreimbursed costs at a rate selected in accordance with Section 11.4 hereof and determined on the date of exercise of the Bulk Process Option) shall be reimbursed by Vertex [*].

    6.4 Product Development Program. Lilly shall have principal responsibility for the Product Development Program including the development of the process to produce the Drug Product from Bulk Drug Substance, provision of analytical methods, environmental testing, in-process testing, and release testing of the Drug Product, generation of appropriate procedures and controls in order to ensure compliance with GLP and GMP regulations, and the procurement of necessary manufacturing facilities for production of the Drug Product from Bulk Drug Substance for the supply of clinical studies. Vertex shall provide advice with respect to the Product Development Program, and the Project Team shall review and approve procedures and practices required to ensure compliance with GLP, GMP, environmental and other regulatory requirements.

    6.5  Process Development Costs. [*].

       Research and Development Agreement--Confidential--Page 23

                                      ARTICLE 7

                                MANUFACTURING PROGRAM

     7.1 Commencement; Roles. The Manufacturing Program shall commence as soon as practicable after Lilly exercises the Development Option. Vertex (assuming it exercises the Vertex Commercial Supply Option referenced in Section 10.1; otherwise Lilly) shall have principal responsibility for the Bulk Manufacturing Program, and Lilly shall have principal responsibility for the Product Manufacturing Program. The Project Team shall coordinate the efforts of the parties with respect to the Manufacturing Program.

     7.2 Manufacturing Plan. The Project Team shall prepare and oversee the implementation of a detailed, overall manufacturing plan, which shall address fully, consistent with the terms of this Agreement, the key elements necessary for the clinical and commercial manufacture of the Bulk Drug Substance and the Drug Product and the activities of each party in the Manufacturing Program (the "Manufacturing Plan").

     The Manufacturing Plan shall include a manual, the "Manufacturing Responsibilities Document" ("MRD"), a table of contents of which is attached as Schedule 7.2, which will contain certain specifications, procedures, methods, and personal contacts relating to the manufacture and supply of the Bulk Drug Substance and the Drug Product that will be compiled and agreed upon between the parties prior to the commencement of manufacture of the Bulk Drug Substance and the Drug Product by Vertex and Lilly, or agreed Third Party manufacturers. Sections of the MRD may be modified from time to time through the issuance of a revised section incorporating the modification and stating the reason and effective date of the modification. Each such revised section shall be signed on behalf of each of the parties by a duly authorized representative. The authorized representatives shall be of a management level no lower than the management level of the authorized representative who signed that section of the original MRD.

     7.3 Manufacturing Bulk Drug Substance. To produce necessary quantities of Bulk Drug Substance, Vertex will provide the following facilities and services:

     (i) As soon as practicable after Lilly exercises the Development Option with respect to a particular Drug Product Candidate, Vertex shall secure facilities, either on its own or through one or more Third Parties, as are reasonably necessary to produce Bulk Drug Substance in accordance with Lilly's quality and forecasted quantity requirements for all pre-clinical and


           Research and Development Agreement -- Confidential -- Page 24 pre-market clinical trials, formulation studies and other development activities. In the event that Vertex is unable to provide the Bulk Drug Substance in sufficient quantity or quality necessary to reasonably meet the objectives set forth in the Clinical Development Plan, Lilly, at its own expense, may undertake its own production of Bulk Drug Substance for such purposes (the "Lilly Clinical Production Option").

     (ii) Vertex shall construct or retain through one or more Third Parties additional facilities for the manufacture of such quantities of Bulk Drug Substance as are necessary to meet forecasted demand at and for a reasonable period (i.e., presumed to be no less than a two year period) after Product Launch. Additional manufacturing capacity will be constructed or retained as forecasted market demand requires.

     (iii) All manufacturing facilities shall comply with and be operated in accordance with the current GMP, GLP and other applicable regulatory requirements and such further specifications as are determined from time to time by the Project Team. Vertex will provide the Project Team with all information pertinent to Regulatory Approvals for manufacturing facilities. Vertex shall have principal responsibility for in-process and final Bulk Drug Substance release assays.

     (iv) Vertex shall not engage any Third Party to manufacture Bulk Drug Substance without prior consultation and review with Lilly, and will refrain from engaging any Third Party manufacturer to which Lilly has reasonable objection, provided that Lilly notifies Vertex of its objection, and the detailed basis therefor, within thirty (30) days of notice from Vertex of its intention to employ the Third Party.

     7.4 Processing Bulk Drug Substance into Drug Product. To produce quantities of Drug Product from Bulk Drug Substance, Lilly shall provide the following facilities and services:

     (a) Lilly, either itself or through a Third Party, shall provide pilot facilities and equipment for formulation, fill and finish activities necessary for the manufacture of Drug Product from Bulk Drug Substance. The location, scale and design of the facilities will be determined by Lilly. Lilly shall comply with all applicable governmental requirements, and shall provide the Project Team with all information pertinent to Regulatory Approvals.

     (b) Lilly shall either itself or through a Third Party construct or otherwise provide additional facilities for the formulation, fill and finish of Drug Product as necessary to meet the market demand. The Drug Product shall be manufactured in accordance with then-current GMP, GLP and other


       Research and Development Agreement -- Confidential -- Page 25 applicable regulatory requirements and such further specifications as are determined from time to time by the Project Team.

     7.5 Audit; Contract Manufacturers. Each party shall have the right to inspect all manufacturing facilities utilized by the other party, and to review manufacturing procedures and practices employed, in order to verify their conformance with applicable GMP, GLP and other regulatory requirements.
 Prior to consummating any Third Party manufacturing arrangement contemplated hereunder, Vertex, Lilly and such Third Party shall promptly consider and mutually agree on reasonable manufacturing audit procedures, appropriate and customary under the circumstances, that may be implemented with respect to the Third Party manufacturing arrangement. Either party may employ reputable contract manufacturers to meet all or a part of their respective manufacturing responsibilities under this Agreement. Any such contract manufacturer shall have a previously demonstrated capacity to manufacture acceptable quality and quantities of drug products for use in pharmaceuticals sold in major industrial markets. Activities referred to a Third Party contract manufacturer shall nevertheless remain the overall responsibility of the referring party who will closely supervise the contract manufacturer and participate with it as appropriate in the particular task referred.

     7.6 Costs. Except as otherwise provided in this Section 7.6 or Section 7.3(i), [*]. In the event that information on direct labor and direct materials costs is not made available by a contract manufacturer, it will be presumed that the direct labor and materials cost in any case is equal to [*] of the contract manufacturers' invoice price. [*].

                                   ARTICLE 8

                                MUTUAL EXCLUSIVITY

     During the term of the Research Program [*] Lilly and Vertex agree to work exclusively with each other in the conception, discovery, evaluation, identification, and development of compounds in the Field (including the funding of any such activities). [*].




       Research and Development Agreement -- Confidential -- Page 26

                                   ARTICLE 9

                              COMMERCIALIZATION

     9.1 Commercialization. Except as otherwise provided in Sections 9.3 and 9.4, and subject to Vertex's option to manufacture and supply Bulk Drug Substance under Articles 7 and 10 hereof, Vertex hereby appoints Lilly as the sole and exclusive (even as to Vertex) manufacturer and distributor of Drug Product. Except as otherwise provided in this Agreement, Lilly shall have the sole right to commercialize the Drug Product in each country of the world.
It being understood that Vertex may provide consultation and advice to Lilly regarding the overall marketing plan for each Drug Product through the Project Team, Steering Committee or as the parties may otherwise deem appropriate. To facilitate communication between Vertex and Lilly within the Project Team regarding marketing matters, at Vertex's written request, at least one member of the Project Team appointed by Lilly shall be a Lilly marketing professional. For avoidance of any doubt, all decisions regarding commercialization and marketing of each Drug Product shall ultimately be determined by Lilly, in its sole discretion.

     9.2 Marketing Partners. Lilly shall have the right to appoint one or more Third Party marketing partners to promote, co-promote, or co-market Drug Product in any territory of the world. In the event Lilly elects to appoint a marketing partner, Lilly shall have the right to supply Drug Product to such partner at such prices as Lilly shall determine, subject always to its royalty and Bulk Drug Substance purchase obligations to Vertex based on Net Sales of Drug Product by Lilly or its Affiliates, sublicenses or marketing partners. With the consent of Vertex, which consent will not be unreasonably withheld, Lilly may, in connection with the appointment of a marketing partner, assign to such partner some or all of Lilly's obligations under the Clinical Development Program with respect to one or more countries, provided that such assignment shall not release Lilly from any obligations it may have under this Agreement.

     9.3  Vertex United States Co-Promotion Option.   Lilly hereby grants
Vertex an option to co-promote with Lilly in the United States each Drug Product (the "United States Co-promotion Option") [*].

     [*]. Drug Products (including labels, packaging and inserts) and promotional materials shall bear both Lilly's and Vertex 's company names with equal prominence or to the extent permitted by law.

     [*]. Any sales training provided to Vertex representatives shall be at locations designated by Lilly from among those locations where Lilly



         Research and Development Agreement -- Confidential -- Page 27 customarily conducts training and any cost incurred in attending such training shall be solely borne by Vertex.

     [*].

     All co-promotion efforts of Vertex under this Section 9.3, shall be subject to the terms and conditions set forth in Schedule 9.3A and Schedule 9.3B.

     9.4  Vertex European Co-Promotion Option.

     (a) At least [*] prior to the initial Product Launch of the first Drug Product in any country in the European Union (the "EU"), Vertex may present a proposal to Lilly describing its co-promotion capabilities in the EU as of the date of Product Launch, and Lilly will review that proposal in good faith. If Lilly determines at its sole discretion that a level of co-promotion by Vertex in the EU will complement and enhance its own marketing effort with respect to that Drug Product, then Lilly and Vertex will attempt to negotiate an appropriate and mutually agreeable co-promotion arrangement with respect thereto.

     (b) For all Drug Products commercialized by Lilly after the first Drug Product, Lilly hereby grants Vertex an option to co-promote with Lilly each such Drug Product in countries in the European Union as of the date of Product Launch (the "European Union Co-promotion Option") provided: [*].

All co-promotion efforts of Vertex in any countries under this Section 9.4 shall be conducted in a manner not inconsistent with Lilly's standard promotional efforts in such countries.

     9.5 Compassionate Use Compensation Reduction. In the event that Lilly pursues a Compassionate Use Program as described in 21 CFR Sections
312.34, 312.35 and 312.37 for treatment of patients for emergency use, or for related use on a compassionate use basis (the "Compassionate Use Program") for a particular Drug Product, Lilly and Vertex hereby agree to share all reasonable direct costs associated with such Compassionate Program as follows: [*]. If the Compassionate Program involves a multidrug combination, Vertex will only be responsible for that portion of the direct costs associated with the Drug Product. [*]. In any event, Vertex will only be responsible for its allocable share of costs incurred [*]. Vertex shall share in such cost [*] of its costs as described in this Section 9.5.

     9.6 Commercial Diligence. Lilly shall work diligently and shall use all reasonable efforts, consistent with prudent business judgment and legal requirements, to obtain regulatory approval for and to market, sell and distribute the Drug Product in all territories of the world where in the good



       Research and Development Agreement -- Confidential -- Page 28 faith opinion of Lilly such marketing is feasible and commercially justifiable, devoting the same degree of attention and diligence to such efforts that it devotes to such activities for its own products of comparable market potential. Lilly will promptly notify Vertex of those countries, if any, in which it determines that marketing of a Drug Product is not feasible or commercially justifiable.

                           ARTICLE 10

          BULK DRUG SUBSTANCE COMMERCIAL SUPPLY OPTION

     10.1 Vertex Commercial Supply Option.   In connection with each Drug
Product, Lilly hereby grants Vertex an exclusive option to manufacture or have manufactured (pursuant to the terms hereof) and to supply Lilly under the licenses granted in Article 13 hereof with its entire commercial requirements of Bulk Drug Substance for each Drug Product developed hereunder ("Vertex Commercial Supply Option"). The Vertex Commercial Supply Option with respect to a particular Drug Product will be exercisable upon written notice from Vertex to Lilly delivered by Vertex [*] with respect to such Drug Product and making specific mention of this Vertex Commercial Supply Option. The Vertex Commercial Supply Option may not be exercised if, at the time of a purported exercise, a Trigger Event has occurred and is continuing. Regardless of whether Vertex exercises the Vertex Commercial Supply Option, under no circumstance shall Vertex sell or otherwise transfer (other than for testing or analysis or for similar reasons) Bulk Drug Substance or Drug Product to any person other than Lilly or its Affiliates or authorize any person other than Lilly or its Affiliates to promote Drug Product without Lilly's prior written consent.

     In the event that Vertex does not exercise the Vertex Commercial Supply Option with respect to a Drug Product, Vertex hereby appoints Lilly as the sole and exclusive (even as to Vertex) manufacturer of the Bulk Drug Substance for that Drug Product and shall transfer any and all rights and interests that it may have to manufacture that Bulk Drug Substance to Lilly.

     In either event, the parties hereby agree that the party responsible for manufacturing (either Bulk Drug Substance or Drug Product manufacturing), will be entitled to use, without charge, any manufacturing technology reasonably useful in the manufacture of the Bulk Drug Substance and/or Drug Product which the other party may possess, solely for the purpose of manufacturing Bulk Drug Substance or Drug Product unless (a) access to that technology is restricted by prior agreement with a Third Party, or (b) the technology is licensed from a Third Party, in which event equitable sharing of any applicable royalty shall be a condition to use of such technology.
The parties hereby agree to provide the manufacturing party reasonable cooperation in transferring such manufacturing technology to the other party.




         Research and Development Agreement -- Confidential -- Page 29

     Vertex hereby agrees that in the event that it exercises the Vertex Commercial Supply Option and desires to have one or more Third Parties manufacture commercial supplies of Bulk Drug Substance (or intermediates thereof) as described hereunder, it will consider Lilly as a Third Party manufacturer, and will provide Lilly with a first right of negotiation, during the [*]period following delivery of notice to Lilly, prior to negotiating with any other Third Parties with respect to the commercial manufacture of Bulk Drug Substance (or intermediates thereof). In the event that Lilly and Vertex cannot reach agreement within this [*] period on terms pursuant to which Lilly would be willing to manufacture Bulk Drug Substance for Vertex, Vertex may undertake negotiations and enter into manufacturing agreements with other Third Party manufacturers; provided that Vertex will not enter into any manufacturing agreement with any such Third Party on commercial terms substantially more favorable to that Third Party, when taken as a whole, than those previously offered to Lilly, without first providing Lilly with a further notice thereof and a right (extending for 7 days after receipt of such further notice) to match those terms and to supply Bulk Drug Substance or intermediates thereof to Vertex in accordance therewith. This right shall be exercised by written notice to Vertex delivered during the 7 day period referenced above, and will expire if not duly exercised within that period.

     10.2 Vertex Exercises Commercial Supply Option. Subject to the other provisions of this Agreement, in the event that Vertex exercises the Vertex Commercial Supply Option with respect to a Drug Product, Vertex shall (itself or through an approved Third Party contractor) have the limited right to manufacture and sell to Lilly, its Affiliates and sublicensees and any Third Party marketing partner of Lilly as contemplated by Section 9.2, and such parties will purchase from Vertex, all of their respective requirements of Bulk Drug Substance in accordance with the conditions and terms of a supply agreement which the parties will negotiate in good faith within ninety (90) days after exercise by Vertex of the Vertex Commercial Supply Option, which agreement shall in any case contain those commercial terms and conditions set forth on Schedule 10.2 hereto. The aggregate purchase price to be paid to Vertex for Bulk Drug Substance shall be as follows:

     (a) United States & Japan Territory. The purchase price of Bulk Drug Substance to be processed into Drug Products for sales in the United States and Japan shall be [*] unless the United States or Japan is a Competition Territory (as defined below in Section 10.2(d)), in which case the purchase price of Bulk Dug Substance to be processed into Drug Products for sales in such Competition Territory shall be [*] the [*].

     (b) Protected ROW Sales. The purchase price of Bulk Drug Substance to be processed into Drug Products for sales in the Protected ROW Territory shall be an amount equal to the following percentages multiplied by that



         Research and Development Agreement -- Confidential -- Page 30 portion of annual Protected ROW Net Sales that fall into each of the following applicable Net Sales volume categories:

          _ [*] for that portion of Protected ROW Net Sales that are less than [*].

          _ [*] for that portion of Protected ROW Net Sales that exceed [*] but are less than [*].

          _  [*] for that portion of  Protected ROW Net Sales that exceed [*].

For example, if annual Protected ROW Net Sales are [*] the aggregate purchase price of the Bulk Drug Substance that is attributed to such sales shall be [*]

     (c) Non-Protected ROW Net Sales. The purchase price of Bulk Drug Substance to be processed into Drug Products for sale in the Non-Protected ROW Territory shall be an amount equal to the following annual percentages multiplied by that portion of annual Non-Protected ROW Net Sales that fall into each of the following applicable categories:

          _ [*] for that portion of Non-Protected ROW Net Sales that are less than [*].

          _ [*] for that portion of Non-Protected ROW Net Sales that exceed [*] but are less than [*].

          _  [*] for that portion of Non-Protected  ROW Net Sales that exceed
     [*].

*Solely for purposes of determining the appropriate incremental percentage to apply to Non-Protected ROW Net Sales in determining the purchase price of Bulk Drug Substance attributable to such sales under this Section 10.2, annual ROW Net Sales (excluding Competition Territory Net Sales) shall be used and Non-Protected ROW Net Sales shall be considered the last Net Sales earned in the relevant year. For example, if during a particular year total ROW Net Sales were [*] consisting of [*] of Protected ROW Net Sales and [*] of Non-Protected ROW Net Sales the aggregate purchase price of such Bulk Drug Substance attributable to such sales (i.e., for both Protected ROW Net Sales and Non-Protected ROW Net Sales) shall be [*], calculated as follows:

     _ Bulk Drug Substance with respect to Protected ROW Net Sales: the purchase price shall be [*]; and




           Research and Development Agreement -- Confidential -- Page 31

     _ Bulk Drug Substance with respect to Non-Protected ROW Net Sales: the purchase price shall be [*]

     (d)  Competition Territory.  Notwithstanding anything to the contrary in
Section 10.2(b) and (c), in the event that a third party is marketing in a particular country a product (a "Generic Product") [*] as a Drug Product being marketed in that country by Lilly, and if neither Vertex nor Lilly have a Valid Claim that would prevent such third party from legally marketing the Generic Product (hereinafter such country(ies) shall be referred to as the "Competition Territory"), the purchase price of Bulk Drug Substance to be processed into Drug Products for sale in the Competition Territory shall equal [*].

     10.3 Re-Negotiation of Bulk Drug Substance Purchase Price. In the event that [*] the parties hereby agree to re-negotiate in good faith a new purchase price for supply of Bulk Drug Substance in the [*]. In addition, [*]
 the parties will re-negotiate in good faith a new purchase price for Bulk Drug Substance supplied with respect to Net Sales of Drug Product in that country, [*].

     10.4 Bulk Drug Substance Purchase Price and Payments. The purchase price for Bulk Drug Substance supplied for processing into Drug Products for sale under this Agreement shall be paid to Vertex by Lilly as follows:

     (a) Within thirty (30) days of receipt of an invoice therefor (and, as to late payments, subject to an additional 30 day grace period), an [*];

     (b)  Within [*]; and

     (c)  [*].


                           ARTICLE 11

                           ROYALTIES

     11.1 Royalties - Vertex Supplying Bulk Drug Substance. Subject to the terms set forth in this Agreement, in the event that Vertex is supplying Bulk Drug Substance (either itself or through a Third Party manufacturer) to Lilly under the terms described herein, in consideration for the licenses provided hereunder, Lilly shall pay Vertex royalties equal to that percentage of aggregate Net Sales of Drug Products in the United States/Japan Territory calculated on an annual basis as follows:


       Research and Development Agreement -- Confidential -- Page 32

          _ [*] for that portion of United States/Japan Net Sales that are less than or equal to [*].

          _ [*] for that portion of United States/Japan Net Sales that exceed $200 Million but are less than or equal to [*].

          _ [*] for that portion of United States/Japan Net Sales that exceed [*].

     (a) Japan Co-Marketing. In the event that Lilly shall market Drug Product in Japan under a "Co-marketing" arrangement with a Japanese company, the sales of Drug Product by the Japanese company shall be considered [*]. "Co-marketing" means an arrangement under which a Japanese marketing partner is given non-exclusive rights to market a Drug Product for its own account, with marketing rights also retained by Lilly.

     (b) United States/Japan Savings Differential. The foregoing royalty percentages for Net Sales in any Calendar Year shall be [*] of any United States/Japan Savings Differential for that Calendar Year, except that [*] shall be made on account of any United States/Japan Savings Differential which is [*]. For purposes of this Section 11.1, the "United States/Japan Savings Differential" shall mean [*].

     (c) Non-Protected United States/Japan Net Sales. Notwithstanding anything to the contrary in this Section 11.1 of the Agreement, the royalty percentages set forth in this Section 11.1 shall each be reduced by [*] with respect to United States/Japan Net Sales that are Non-Protected United States/Japan Net Sales, in accordance with the following:

     Solely for purposes of determining the appropriate royalty percentage applicable to any Non-Protected United States/Japan Net Sales in the United States/Japan Territory under this Section 11.1, reference will be made to aggregate annual Net Sales in that territory (excluding Competition Territory Net Sales) and Non-Protected United States/Japan Net Sales shall be considered the last Net Sales earned in such year. For example, if during a particular year total United States/Japan Net Sales were [*], including [*] of Non-Protected United States/Japan Net Sales, the aggregate purchase price of Bulk Drug Substance contained in the Drug Product generating those sales would be [*].

     11.2 Royalties - Vertex NOT Supplying Bulk Drug Substance. Subject to the terms set forth in this Agreement, in the event that Vertex is not supplying Bulk Drug Substance (either itself or through a Third Party manufacturer) to Lilly under the terms described herein, in consideration for



           Research and Development Agreement -- Confidential -- Page 33 the licenses and services provided hereunder, Lilly shall pay Vertex the following royalties:

     (a) United States/Japan Territory. In the United States/Japan Territory, Lilly shall pay Vertex royalties equal to that percentage of aggregate Net Sales of Drug Products in the United States/Japan Territory calculated on an annual basis as follows:

     [*] for that portion of United States/Japan Net Sales that are less than [*].

     [*] for that portion of United States/Japan Net Sales that exceed [*] but are less than [*].

     [*] for that portion of United States/Japan Net Sales that exceed [*].

     (b) ROW Territory. In connection with the ROW Territory, Lilly shall pay Vertex royalties equal to that percentage of aggregate Net Sales of Drug Products in the ROW Territory calculated on an annual basis as follows, [*] attributable to such sales:

     [*] for that portion of  ROW Net Sales that are less than [*].

     [*] for that portion of ROW Net Sales that exceed [*] but are less than [*].

     [*] for that portion of ROW Net Sales that exceed [*].

     (c) Non-Protected Net Sales. Notwithstanding anything to the contrary in this Section 11.2 of this Agreement, the royalty percentages set forth in this Section 11.2 shall each be reduced by [*] with respect to United States/Japan Net Sales and ROW Net Sales (as the case may be) that are Non-Protected Net Sales, in accordance with the following:

     Solely for purposes of determining the appropriate royalty percentage applicable to any Non-Protected ROW Net Sales (or Non-Protected United States/Japan Net Sales, as the case may be) under this Section 11.2, reference will be made to aggregate annual Net Sales (excluding Competition Territory Net Sales)in the applicable territory (i.e., either the United States/Japan Territory or ROW Territory, as the case may be), and Non-Protected Net Sales earned in such territory shall be considered the last Net Sales earned in such year. For example, if during a particular year total ROW Net Sales were [*] which includes [*] of Non-Protected ROW Net


        Research and Development Agreement -- Confidential -- Page 34

Sales the aggregate royalty due with respect to the ROW Net Sales would be [*] less the Bulk Cost attributable to such sales [*].

     11.3 Competition Territory. Notwithstanding anything to the contrary in this Article 11 (except that Section 11.4 may also be applicable), the royalty percentages described under Sections 11.1 and 11.2, regardless of the level of Net Sales, shall only be [*] with respect to Competition Territory Net Sales.

     11.4 Trigger Event - Royalty Reduction. In the event Lilly reasonably incurs additional costs with respect to a Trigger Event, such as (a) incremental costs to ensure that it has sufficient commercial supply of Bulk Drug Substance; (b) incremental costs related to Lilly assuming Vertex's Bulk Drug Substance clinical supply obligations under Article 6 (including necessary scale-up of pilot facilities for this purpose); and (c) incremental costs related to Lilly taking over Vertex's Bulk Process Development Program in the event it exercises its Bulk Process Option, Lilly shall be fully reimbursed for such incurred costs by reducing the royalties described hereunder by [*]. Until Lilly is fully reimbursed, any balance not reimbursed shall accrue interest at a rate, compounded quarterly, equal to the prime rate as quoted in the Wall Street Journal plus [*] as determined on the date of the Trigger Event.

     11.5 Royalty Payments. Royalty payments under this Agreement shall be made to the receiving party [*].


                           ARTICLE 12

             EQUITY INVESTMENTS AND MILESTONE FEES

     12.1 Equity Investment. Within five (5) business days after the Effective Date and pursuant to a Stock Purchase Agreement dated as of the same date hereof, Lilly shall purchase and Vertex shall sell to Lilly that number of shares of Vertex Common Stock referenced in the Stock Purchase Agreement, for an aggregate price of Ten Million ($10,000,000) Dollars.

     12.2 Milestone Fees. Provided that Vertex is not then in breach of any of its obligations under this Agreement, upon achievement of any milestone event listed below with respect to a Project Compound, Lilly shall pay a milestone fee to Vertex on or before the thirtieth (30th) day following receipt of notice from Vertex that the milestone has been achieved, as provided below:



        Research and Development Agreement -- Confidential -- Page 35

      Milestone 1:...............................................[*]
      [*].
      Milestone 2:...............................................[*]
      [*].
      Milestone 3:...............................................[*]
      [*]



On the date any one milestone with respect to a Project Compound is achieved, all lower numbered unachieved milestones shall be deemed to have been achieved with respect to that Compound.


All milestones previously paid with respect to a Drug Product Candidate that later fails in development hereunder shall be fully creditable and applied towards subsequent Drug Product Candidates.



                           ARTICLE 13

                            LICENSES

     13.1 Licenses.

     (a)  License to Lilly.

          (i) Subject to the other provisions of this Agreement, Vertex hereby grants to Lilly and its Affiliates an exclusive, worldwide right and license, with the right to sublicense, to the Vertex Patents, Vertex Technology, Program Patents (to the extent Vertex has an interest in such Patents) and Program Technology (to the extent Vertex has an interest in such Technology) to make, have made, use, have used, import, offer for sale, sell and have sold Bulk Drug Substance and Drug Products and to otherwise comply with its obligations under this Agreement. Notwithstanding the foregoing grant, Vertex shall have the right to practice under Vertex Patents, Vertex Technology, Vertex Program Patents, and Vertex Program Technology as necessary to comply with its obligations and exercise its rights under this Agreement, including but not limited to the right to develop, manufacture and sell Bulk Drug Substance to Lilly, its Affiliates, sublicensees or any Third



           Research and Development Agreement -- Confidential -- Page 36

Party marketing partner of Lilly subject to the provisions of Articles 7 and 10 hereof. In the event that Vertex exercises its Vertex Commercial Supply Option as set forth in Article 10, and so long as Vertex retains its right to manufacture pursuant thereto, Lilly may not exercise any of the rights to manufacture Bulk Drug Substance under the license granted in this Subsection
(a)(i). Vertex shall retain all rights under Vertex Patents, Vertex Technology, Vertex Program Patents and Vertex Program Technology not explicitly granted to Lilly hereunder.

          (ii) Vertex will use its best efforts to obtain, on or prior to the Effective Date, a license to, and all consents necessary for the grant of a sublicense to Lilly under, or assignment to Lilly of, any Third Party intellectual property known to Vertex, rights to which Vertex believes will be necessary for the manufacture, use, or sale of Bulk Drug Substance or Drug Product, and Vertex shall promptly grant to Lilly a royalty-free sublicense, or assignment of its rights, under any such license consistent with the terms of this Agreement, for the manufacture, use, sale, distribution or promotion of Bulk Drug Substance and Drug Product hereunder.

     (b) Licenses to Vertex. Subject to the other provisions of this Agreement, Lilly hereby grants to Vertex and its Affiliates a nonexclusive, worldwide license in the Field, with the right to sublicense, to the Lilly Patents, Lilly Technology, Program Patents (to the extent Lilly has an interest in such Patents) and Program Technology (to the extent Lilly has an interest in such Technology) to make, have made, use, have used, import, offer for sale, sell and have sold Bulk Drug Substance and Drug Product in the Field, subject to the following limitations:

      (1) during the term of this Agreement, and subject to the other provisions hereof, the foregoing nonexclusive license shall be effective and may be exercised by Vertex only for the development, manufacture and sale of Bulk Drug Substance to Lilly, its Affiliates and any Third Party marketing partner of Lilly , and for the exercise by Vertex of its rights and the discharge of its other obligations hereunder, and may be sublicensed only to Third Party contractors retained by Vertex as provided in Sections 6.3, 7.3 and
          10.1 hereof.

      (2) upon expiration or termination of this Agreement for any reason other than pursuant to Section 19.2 or Section 19.4 hereof, the license provided in subsection (b) above shall be immediately effective, except that in such event the license to Lilly Patents and Lilly Technology shall not extend to rights under any Lilly Patent and Lilly Technology specifically identified as "Excluded Technology" under Schedule 13.1(b)(2) hereof. For avoidance of any doubt, notwithstanding anything to the contrary in this Agreement



           Research and Development Agreement -- Confidential -- Page 37

          (including Article 19 hereof), Vertex shall not receive or be granted any license, right or title in Excluded Technology.

     (c) Either party shall, upon request, transfer to a Third Party escrow agent selected by mutual agreement of the parties samples of all materials owned or controlled by it and subject to the provisions of this Agreement, necessary for manufacture of Bulk Drug Substance and Drug Product, including copies of all written manufacturing procedures or other items necessary therefor. The escrow agent shall hold such items in escrow pursuant to a written escrow agreement to be entered into among Lilly, Vertex and the escrow agent, which agreement shall provide that such items shall be promptly delivered to Lilly or Vertex, as the case may be, upon receipt of a written certification by such party, that, with respect to any such certification by Lilly, a Trigger Event has occurred or, with respect to any such certification by Vertex, that an event described in Section 13.1(b)(i) has occurred. The expense of the escrow agent shall be borne by the party requesting the escrow, unless both parties request it, in which event the expense shall be shared equally by the parties.

     13.2 Manufacturing and Other Rights Following Certain Events.

     (a) Vertex understands that Lilly will expend substantial monies in reliance upon the availability of Bulk Drug Substance, and that continued availability of Bulk Drug Substance will be important to Lilly's ability to maintain its credibility as a supplier of products. Therefore, as part of the consideration to induce Lilly to enter into this Agreement, Vertex agrees as follows:

          (i) Vertex hereby agrees that upon occurrence of a Trigger Event, Lilly shall have the right to exercise the licenses granted in Section 13.1(a) to manufacture, use and sell Bulk Drug Substance, and Vertex shall assign to Lilly any Regulatory Approvals and any trademarks related thereto; provided, however, that Lilly may not exercise any of the rights granted pursuant to this Section 13.2 (a)(i) to manufacture Bulk Drug Substance unless a Trigger Event shall have occurred; and

          (ii) Vertex shall provide such assistance as Lilly may reasonably request to assist Lilly in obtaining an alternate source of supply of Bulk Drug Substance.

     (b)  A "Trigger Event" shall be deemed to have occurred if:

          (i)  Lilly validly terminates this Agreement pursuant to Section
19.2; or

       Research and Development Agreement -- Confidential -- Page 38

          (ii) Vertex without proper cause provides notice to Lilly that Vertex will not perform its obligations under this Agreement.

          (iii) An Event of Default has occurred with respect to Vertex's Bulk Drug Substance supply obligations, as set forth on Schedule 10.2 hereof.

          (iv) A receiver for Vertex shall be appointed or applied for, or a general assignment shall be made for the benefit of its creditors, or any proceeding involving Vertex shall be voluntarily commenced by it under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of the United States or any state thereof, or such proceedings shall be involuntarily instituted against it and Vertex by any action shall indicate its approval of or consent to, or acquiescence therein, or the same shall remain undismissed for sixty (60) days.

          (v) Vertex (if it is directly manufacturing Bulk Drug Substance) or a contract manufacturer (other than Lilly) of Bulk Drug Substance for Vertex (if Vertex is not directly manufacturing Bulk Drug Substance) shall receive written warnings from the U.S. Food and Drug Administration or any other regulatory authority concerning alleged violation of applicable laws or regulations relating to the manufacture of Bulk Drug Substance, and such alleged violations are not cured or the allegations withdrawn within a reasonable time after receipt by Vertex of such written warnings (or notice thereof in the case of a Third Party manufacturer); provided, that Lilly shall reasonably believe that those warnings or the circumstances giving rise to those warnings create a substantial likelihood that supplies of Bulk Drug Substance will be materially disrupted; and Vertex is unable to demonstrate to the reasonable satisfaction of Lilly that alternative manufacturing capacity is available and could be accessed without material delay if supplies from the original source were disrupted.

          (vi) Vertex shall default in the payment of principal or interest when due (after giving effect to any applicable grace period) with respect to any indebtedness for borrowed money in an aggregate principal amount equal to or exceeding [*], and as a consequence of that default the full amount of the indebtedness shall be accelerated and become immediately due and payable either automatically or upon notice from the lender, and the default shall not be waived or cured and the acceleration withdrawn within 15 days after the date of acceleration.

          (vii) Lilly validly exercised its Bulk Process Option or Lilly Clinical Production Option under Sections 6.3 and 7.3, respectively, of this Agreement.

     (c) Lilly understands that Vertex will expend substantial monies in reliance upon the undertakings by Lilly under this Agreement to develop, manufacture, market and sell Drug Product, and that availability of Drug Product


          Research and Development Agreement--Confidential--Page 39 will be important to Vertex's credibility as an innovative creator of pharmaceutical products. Therefore, as part of the consideration to induce Vertex to enter into this Agreement, Lilly agrees that upon occurrence of any of the events described in Section 13.1(b)(i)(2), Vertex shall have the right to exercise the licenses granted in Section 13.1(b) to manufacture, use and sell Bulk Drug Substance and Drug Product, and Lilly shall assign to Vertex any Regulatory Approvals and trademarks related thereto.

     13.3 Specific Performance. Each party agrees that money damages would not be a sufficient remedy for any breach of this Article 13 by the other party and that, in addition to all other remedies, the injured party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party further agrees in advance to the granting of injunctive relief in the other party's favor without proof of actual damages.

                                  ARTICLE 14

                                  TRADEMARKS

     14.1 Selection; License; Expenses. Lilly may select one or more trademarks, as appropriate, for the marketing of the Drug Product. Such trademarks shall be owned solely by Lilly (collectively, the "Trademarks"); provided, however, that if required by law in any country, or to meet regulatory requirements in order that Vertex's name may appear on the Drug Product label and package inserts, Vertex shall own the Trademarks in that country and grant an exclusive license to Lilly. Expenses for registration of the Trademarks shall be borne solely by Lilly. In the event that Lilly elects to terminate this Agreement under Section 19.3 hereof, Vertex terminates this Agreement under Section 19.2 hereof, or the Agreement is deemed to have been terminated by Lilly under Section 3.10 hereof, then Lilly will provide to Vertex a license to use the Trademarks as set forth in, and subject to the limitations of, Section 19.7 of this Agreement.

     14.2 Infringement. Vertex shall notify Lilly promptly upon learning of any actual, alleged or threatened infringement of any of the Trademarks or any unfair trade practices, passing off of counterfeit goods, or like offenses.

                                  ARTICLE 15

                    IMPROVEMENTS; SUBSEQUENT PRODUCT IDEAS

          (a) Improvements. During the term of this Agreement and not later than the date of disclosure to any Third Party (it being understood that this Article


          Research and Development Agreement--Confidential--Page 40

15 does not authorize disclosure of any information that Vertex or Lilly is not otherwise permitted to disclose), Vertex and Lilly shall each promptly disclose to the other any significant improvement or enhancement to the Bulk Drug Substance or Drug Product or any process used or useful in connection with the manufacture thereof unless in the case of processes the same shall have been developed as part of a collaboration with a Third Party, the terms of which prohibit disclosure to others. The licenses granted to Vertex and Lilly pursuant to this Agreement shall be deemed to include the right to utilize any such improvement or enhancement solely in connection with the Bulk Drug Substance and the Drug Product, and the manufacture and sale of Drug Product for therapeutic purposes (including prevention) in the Field, all in accordance with this Agreement.

          (b) Subsequent Product Ideas. Vertex shall disclose to Lilly, prior to the disclosure to any Third Party or the filing of information with any regulatory agency any compound, product, invention, technique, process, method or the like, in the Field, which is either developed independently by Vertex outside of the Project, or licensed by Vertex from any Third Party with the right to sublicense, unless in the case of techniques or processes the same shall have been developed as part of a collaboration with a Third Party, the terms of which prohibit disclosure to Lilly (a "Product Idea"). Lilly shall have a period of thirty (30) days following such disclosure to advise Vertex whether Lilly desires to engage in negotiations with Vertex to obtain the right to commercialize the Product Idea. If Lilly elects to engage in such negotiations, Vertex shall thereafter negotiate in good faith with Lilly on an exclusive basis for an additional period of ninety (90) days in an effort to reach an agreement by which Lilly may commercialize the Product Idea. The provisions of this subsection (b) shall not be construed to create a right of first refusal or similar right, but shall be interpreted as a commitment by Vertex, under the circumstances referenced, to discuss Product Ideas with Lilly before commencing formal negotiations with any Third Party with respect to that Product Idea.

                                  ARTICLE 16

                            INFORMATION AND REPORTS

     16.1 Information Disclosure. Lilly and Vertex will disclose and make available to each other promptly (and in any event as soon as it is available within their respective organizations) the results of the work conducted in the Research Program, the Clinical Development Program, The Bulk Process Development Program, the Product Development Program and the Manufacturing Program, including without limitation all structural, preclinical, clinical, regulatory, and other information known by Lilly or Vertex concerning the Bulk Drug Substance and the Drug Product at any time during the term of this Agreement. All


          Research and Development Agreement--Confidential--Page 41 significant information, including clinical trial results, will be disclosed to the other party promptly after it is learned or its significance is appreciated. Lilly shall own and maintain its database of clinical trial data and adverse drug event information accumulated from all clinical trials of the Drug Product for which it was responsible.

     16.2 Complaints. Each party shall maintain a record of all complaints it receives with respect to the Drug Product. Except as otherwise provide in
Section 16.3, each party shall notify the responsible party of any complaint received by it in reasonable detail and within five (5) days after the event, and in any event in sufficient time to allow the responsible party to comply with any and all regulatory requirements imposed upon it in any country.

     16.3 Adverse Event Reporting. The party who has responsibility for and sponsorship of the regulatory submission will also have responsibility for submitting information and filing reports to various governmental agencies, to the extent they are lawfully required, on Drug Product Candidates or Drug Products. Information must be submitted at the time of initial filing for investigational use in humans and at the time of NDA filing in the U.S., or the foreign equivalent of any such filing. In addition, supplemental information must be provided on Drug Products at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, Lilly and Vertex agree to provide each other with all information necessary or desirable to comply with the laws and regulations of governmental regulatory authorities in the applicable territory. In furtherance thereof, Lilly and Vertex agree to follow the Adverse Experience Reporting Procedures set forth on Schedule
16.3 as well as:

     (1) provide to the sponsor of the IND, NDA, or other regulatory submission, for initial and/or periodic submission to governmental agencies, significant information on any Drug Product Candidate and Drug Product from preclinical laboratory, animal toxicology and pharmacology studies, as well as serious or unexpected adverse experience reports from clinical trials and commercial experiences with such Drug Product.

     (2) report to one another in such a manner and time so as to enable each party to comply with all governmental laws and regulations in territories for which NDA or foreign equivalent approval is or will be sought.

     16.4 Use of Information. Information contained in reports made pursuant to this Article 16 or otherwise communicated between the parties will be subject to the confidentiality provisions of Article 18 below. Lilly may use any information obtained by it pursuant to this Agreement for the purposes of obtaining Marketing Approvals for the Drug Product throughout the world.
Each party shall


          Research and Development Agreement--Confidential--Page 42 have the right to use the Confidential Information disclosed by the other party without charge, but only to the extent necessary to enable each party to carry out their respective roles defined in this Agreement. Neither party has a license to use Confidential Information disclosed by the other party for the development, use, manufacture or sale of products other than the Drug Product.

     16.5 Publications. The parties acknowledge that scientific lead time is a key element of the value of the research to be performed under this Agreement and further agree that scientific publications must be strictly monitored to prevent any adverse effect of premature publication. The Project Team will establish a procedure consistent with internal Vertex and Lilly policy for publication review and approval and each party shall first submit to the Project Team or its designee an early draft of all such publications, whether they are to be presented orally or in written form, prior to submission for publication. The Project Team or its designee shall review each such proposed publication in order to avoid the unauthorized disclosure of a party's Confidential Information and to preserve the patentability of inventions and data package exclusivity arising from the research performed in the course of the Agreement. If, within thirty (30) days of receipt of an advance copy of a party's proposed publication, the Project Team or its designee informs such party that its proposed publication contains Confidential Information of the other party, then such party shall delete such Confidential Information from its proposed publication. If, within thirty (30) days of receipt of an advance copy of a party's proposed publication, the Project Team or its designee informs such party that its proposed publication could be expected to have a material adverse effect on any Program Patents or Program Technology, then such party shall delay such proposed publication, sufficiently long to permit the timely preparation and filing of a patent application(s) on the information involved if such information pertains to a patentable invention or shall forego publication altogether if such information pertains to a valuable trade secret or if publication would adversely affect data package exclusivity. If, within forty five (45) days of receipt of an advance copy of a party's proposed publication, the Project Team has failed to act with respect to such party's proposed publication, then such proposed publication shall be regarded as approved by the Project Team and may be published.

     16.6 Regulatory Reporting. The parties acknowledge that either or both parties will be required to submit information and file reports with various governmental agencies in addition to those contemplated by the preceding sections. The Project Team shall establish procedures to be followed by the parties which will allow each party to comply with its respective regulatory obligations, and the parties agree to cooperate with each other as necessary to allow each party to comply with its regulatory obligations. To the extent practicable, Lilly shall coordinate all contacts with regulatory agencies (except as provided in Section 4.3 hereof), keeping Vertex appropriately advised of such contacts. Lilly shall consult


          Research and Development Agreement--Confidential--Page 43

Vertex before responding to any inquiries from regulatory agencies regarding Bulk Drug Substance or the manufacture thereof.

     16.7 Sales Reports.

     a) During the term of this Agreement and after the first commercial sale of a Drug Product, Lilly shall furnish or cause to be furnished to Vertex on a quarterly basis a written report or reports covering each calendar quarter (each such calendar quarter being sometimes referred to herein as a "reporting period") showing (i) the Net Sales of each Drug Product in each country in each territory during the royalty period by Lilly and each Affiliate, sublicensee and marketing partner; (ii) the royalties, payable in United States Dollars ("Dollars"), which shall have accrued under
Article 11 hereof in respect of such sales and the basis (i.e., the royalty rate tier and unit sales data) of calculating those royalties; (iii) amounts due under Section 10.4 hereof on account of the purchase of Bulk Drug Substance, with respect to Net Sales in the ROW, and the basis for calculating those amounts due (including unit sales data); (iv) withholding taxes, if any, required by law to be deducted in respect of any such sales;
(v) the quarterly average exchange rates with respect to the five (5) countries with the greatest Net Sales for a particular quarter used in converting into Dollars, from the currencies in which sales were made, any payments due which are based on Net Sales; (vi) dispositions of Drug Products other than pursuant to sale for cash. With respect to sales of Drug Products invoiced in Dollars calculated by using Lilly's then-current standard procedures and methodology, the Net Sales amounts and the amounts due to Vertex hereunder shall be expressed in Dollars.

     With respect to sales of Drug Products invoiced in a currency other than Dollars, the Net Sales and amounts due to Vertex hereunder shall be expressed Dollars equivalent of the amount payable to Vertex, calculated using Lilly's then current standard exchange rate methodology for the translation of foreign currency sales into U.S. dollars. In each report the methodology will be identical to that employed by Lilly in its external financial reporting, as reviewed and approved by its independent auditors and will be in conformity with generally accepted accounting principles consistently applied. Lilly will at Vertex's reasonable request made not more frequently than once a year inform Vertex as to the specific exchange rate translation methodology used for a particular country or countries.

     Each quarterly report shall be due on the sixtieth (60th) day following the close of each reporting period, or on the seventy-fifth (75th) day, in the case that at least one sublicensee Net Sales is involved in the royalty calculation. Lilly shall also provide Vertex with a rolling forecast for the subsequent two quarters with respect to United States, Japan and ROW Territory following each quarterly report of Net Sales, but only, reasonably promptly after Lilly closes its books with respect to the quarterly reporting period. Lilly shall keep accurate records in sufficient


          Research and Development Agreement--Confidential--Page 44 detail to enable the amounts due hereunder to be determined and to be verified by the independent auditors described hereunder. Lilly shall be responsible for all payments that are due to Vertex but have not been paid by Lilly's sublicensees or marketing partners. Lilly shall furnish annually to Vertex appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty.

     (b) Amounts shown to have accrued by each sales report provided for under Section 16.7(a) of this Agreement shall be due and payable on the date such sales report is due.

     (c) All payments shall be made in Dollars. If at any time legal restrictions prevent the prompt remittance of any payments with respect to any country of the territory where Drug Products are sold, Lilly or its sublicensees or marketing partners shall have the right and option to make such payments by depositing the amount thereof in local currency to Vertex's account in a bank or depository in such country.

     (d) Upon the written request of Vertex, at Vertex's expense and not more than once in or in respect of any Calendar Year, Lilly shall permit an independent public accountant, selected by Vertex and reasonably acceptable to Lilly, to have access during normal business hours to those records of Lilly as may be reasonably necessary to verify the accuracy of the sales reports furnished by Lilly pursuant to this Section 16.7, in respect of any Calendar Year ending not more than twenty-seven (27) months prior to the date of such notice. Lilly shall include in each sublicense or marketing agreement entered into by it pursuant to this Agreement a provision requiring the sublicensee or marketing partner to keep and maintain adequate records of sales made pursuant to such sublicense or marketing agreement and to grant access to such records by Lillly's independent public accountant for the reasons specified in this Section 16.7. Upon the expiration of twenty-seven
(27) months following the end of any Calendar Year, the calculation of amounts payable with respect to such fiscal year shall be binding and conclusive upon Vertex, and Lilly and its sublicensees and marketing partners shall be released from any liability or accountability with respect to payments for such year. The report prepared by such independent public accountant, a copy of which shall be sent or otherwise provided to Lilly by such independent public accountant at the same time it is sent or otherwise provided to Vertex, shall contain the conclusions of such independent public accountant regarding the audit and will specify that the amounts paid to Vertex pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If such independent public accountant's report shows any underpayment, Lilly shall remit or shall cause its sublicensees or marketing partners to remit to Vertex within thirty (30) days after Lilly's receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment


          Research and Development Agreement--Confidential--Page 45 exceeds five percent (5%) of the total amount owed for the Calendar Year then being audited, the reasonable and necessary fees and expenses of such independent public accountant performing the audit, subject to reasonable substantiation thereof. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods. Vertex agrees that all information subject to review under this Section 16.7 or under any sublicensee or marketing agreement is confidential and that Vertex shall retain and cause its accountant to retain all such information in confidence.

     (e) In case of any delay in payment by Lilly to Vertex not occasioned by Force Majeure, interest at the rate of one percent (1%) per month, assessed from the thirty-first day after the due date of the said payment, shall be due by Lilly without any special notice.


                                  ARTICLE 17

                            INTELLECTUAL PROPERTY

     17.1 Patentable Inventions and Know-How.

     (a) Ownership. Any Program Technology made by either party will be disclosed to the other party promptly after the disclosing party recognizes the significance thereof unless in the case of process developments the same shall have been developed as part of a collaboration with a Third Party, the terms of which prohibit disclosure to the other party. All Program Patents and Program Technology shall be owned by the party making the invention claimed or contained therein or, if such invention is made jointly, shall be owned jointly, all as determined in accordance with U.S. laws of inventorship.

     (b) Patent Prosecution. Vertex shall be responsible for preparing, filing, prosecuting, maintaining and taking such other actions as are reasonably necessary or appropriate with respect to the Vertex Patents and any patentable inventions encompassed by Vertex Technology and Vertex Program Technology, including jointly owned Program Technology. Lilly shall be responsible for preparing, filing, prosecuting, maintaining and taking such other actions as are reasonably necessary or appropriate with respect to the Lilly Patents and any patentable inventions encompassed by Lilly Technology and Lilly Program Technology other than jointly owned Program Technology. [*]. Each party will consult the other party with respect to its choice of patent counsel and will keep that party continuously informed of all matters relating to the preparation, filing, prosecution and maintenance of patents and patent applications covered by this Agreement. Each party shall endeavor in good faith to coordinate its efforts with those of the other


          Research and Development Agreement--Confidential--Page 46 party to minimize or avoid interference with the prosecution of the other party's patent applications. To the extent practicable, each party shall provide the Project Team (if in existence, otherwise the Steering Committee) with a copy of any patent application which first discloses any specific Program Technology, prior to filing the first of such applications in any jurisdiction, for review and comment by the Project Team (if in existence, otherwise the Steering Committee) or its designees.

     (c) Costs. Subject to the provisions of subsection (d) below, Lilly shall bear all costs incurred in the preparation, filing, prosecution and maintenance of Lilly Patents, and Vertex shall bear all costs incurred in the preparation, filing, prosecution and maintenance of Vertex Patents and Program Patents; provided, however, that Lilly shall pay one-half (1/2) of all reasonable external expenses incurred by Vertex while prosecuting and maintaining Vertex Patents and Program Patents. External expenses will include patent office fees and taxes in connection with the filing, prosecution and maintenance of any patent or patent application and the fees of any patent attorneys or agents, external of Vertex, in connection with the ex parte preparation, filing prosecution and maintenance thereof. The allocation of such expenses will occur on an annual basis at the end of the last quarter of each Calendar Year, at which time Vertex will provide Lilly with an itemized list of external expenses denominated in United States dollars incurred during the previous annual period. Lilly will then reimburse Vertex's expenses within sixty (60) days of the date of receipt of this itemized list. Notwithstanding the foregoing, upon written notice to Vertex, Lilly may elect not to share in the prosecution or maintenance costs as described in this Section 17.1(c) related to a patent or patent application in a particular country and incurred by Vertex after receipt of that notice; and in such event Lilly will grant to Vertex all of its patent rights associated with such patent in such country.

     (d) Discontinuance of Patent Prosecution. The party initially responsible for preparation, filing, prosecution and maintenance (including the costs or reimbursement of costs related thereto) of a particular Program Patent, Lilly Patent or Vertex Patent (the "Initial Responsible Party") shall give thirty (30) days advance notice (the "Discontinuance Election") to the other party of any decision to cease preparation, filing, prosecution and maintenance of that patent (a "Discontinued Patent"). In such case, the other party may elect at its sole discretion to continue preparation, filing and prosecution or maintenance of the Discontinued Patent at its sole expense. The party so continuing shall own any such patent application and patents maturing therefrom; and the Initial Responsible Party shall execute such documents and perform such acts as may be reasonably necessary for the other party to file or to continue prosecution or maintenance, including assigning ownership of such patents and inventions to such electing party. Discontinuance may be on a country-by-country basis or for a patent application or patent series in total. [*].


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

     17.2 Infringement Claims by Third Parties.

     If the manufacture, use or sale of Bulk Drug Substance and/or Drug Product results in a claim against a party for patent infringement or for inducing or contributing to patent infringement ("Infringement Claim"), the party first having notice of an Infringement Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail.

     In the event that the sale of a Drug Product in any country necessarily involves working within the scope of a Third Party's patent, then Vertex will use reasonable efforts to obtain a required license under the Third Party's patents with a right to sublicense to Lilly, under terms reasonably acceptable to both Vertex and Lilly, and Vertex and Lilly will each bear one-half of any royalty obligation payable under such license. If the terms of a required license under a Third Party patent are unacceptable to Vertex, Lilly may nonetheless elect to obtain the license, to continue sales of Drug Product in such country and pay, itself, any royalties due under such license. In such event, sales in that country shall be deemed to be Non-Protected Net Sales and payments due to Vertex on account of Net Sales may be reduced accordingly. If the required license is either unavailable or its terms are unacceptable both to Vertex and to Lilly, then Lilly may elect in its sole discretion to discontinue sales of the Drug Product in such country or to undertake the defense of a patent infringement action with respect to the Third Party patents.

     The parties [*]. Provided that [*]. Except as otherwise provided in this Agreement, any and all royalties, amounts paid in settlement and damages resulting from settlement or a final nonappealable judgment pursuant to litigation relating to an Infringement Claim shall be [*].

     17.3 Infringement Claims Against Third Parties.

          (a) Vertex and Lilly each agree to take reasonable actions to protect their respective patents and technology from infringement and from unauthorized possession or use.

          (b) If any Vertex Technology, Lilly Technology, Program Patents or Program Technology is infringed or misappropriated, as the case may be, by a Third Party, the party to this Agreement first having knowledge of such infringement or misappropriation, or knowledge of a reasonable probability of such infringement or misappropriation, shall promptly notify the other in writing. The notice shall set forth the facts of such infringement or misappropriation in reasonable detail. The owner of the patent or technology shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringement or misappropriation of such patent or technology by its own counsel and the other party shall have the right, at its own expense, to be represented in


          Research and Development Agreement--Confidential--Page 48 such action by its own counsel. The Steering Committee shall determine which party shall have the primary responsibility to institute, prosecute, and control any action or proceeding with respect to infringement or misappropriation of jointly owned patents or technology and the other party shall have the right, at its expense, to be represented by its counsel. If the party having the primary right or responsibility to institute, prosecute, and control such action or prosecution fails to do so within a period of one hundred twenty (120) days after receiving notice of the infringement, the other party shall have the right to bring and control any such action by counsel of its own choice, and the other shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If one party brings any such action or proceeding, the second party may be joined as a party plaintiff and, in case of joining, the second party agrees to give the first party reasonable assistance and authority to file and to prosecute such suit. The costs and expenses of all suits brought by a party under this Section 17.3 shall be [*]. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 17.3 may be entered into without the joint consent of Vertex and Lilly (which consent shall not be unreasonably withheld).

     17.4 Notice of Certification. Vertex and Lilly each shall immediately give notice to the other of any certification filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that a Program Patent is invalid or that any infringement will not arise from the manufacture, use or sale of any product by a third party. If Vertex decides not to bring infringement proceedings against the entity making such a certification, Vertex shall give notice to Lilly of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. Lilly may then, but is not required to, bring suit against the party that filed the certification. Any suit by Lilly or Vertex shall either be in the name of Lilly or in the name of Vertex, or jointly by Lilly and Vertex, as may be required by law. For this purpose, the party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

     17.5 Patent Term Extensions. The parties shall cooperate with each other in gaining patent term extension wherever applicable to Vertex Patents, Lilly Patents or Program Patents covering Drug Products. Lilly shall determine which patents shall be extended. All filings for such extension shall be made by the party to whom the patent is assigned, provided, however, that in the event that the party to whom the patent is assigned elects not to file for an extension, such party shall (i) inform the other party of its intention not to file and (ii) grant the other party the right to file for such extension.


          Research and Development Agreement--Confidential--Page 49

                                      ARTICLE 18

                          CONFIDENTIALITY AND NONDISCLOSURE

    18.1 Confidentiality. Unless otherwise set forth in this Agreement, for a period from the Effective Date until [*] years following the later of: (a) the termination of this Agreement or (b) if Lilly is marketing a Drug Product, the date on which Lilly ceases to market any Drug Product, each party shall maintain in confidence all Confidential Information disclosed by the other party or generated during the Project, and shall not, except as contemplated by this Agreement, use it for its benefit or the benefit of others, without the consent of the disclosing party. Documents made available to the receiving party shall remain the property of the disclosing party and shall be returned upon written request, except that one copy of all such information may be retained for legal archival purposes by the receiving party.

    18.2 Authorized Disclosure. Each party may disclose Confidential Information disclosed by the other party or generated during the Project for the purpose of making various regulatory filings and complying with applicable governmental regulations, and to consultants and others having a need to know for the purposes of development, manufacture or marketing of Bulk Drug Substance or Drug Product pursuant to this Agreement, provided that such consultants and others shall also agree to appropriate confidentiality and non-use provisions.

    18.3 Nondisclosure of Agreement. Neither party shall disclose any information about this Agreement without the prior written consent of the other. Consent shall not be required, however, for disclosures to tax authorities or to bona fide potential sublicensees, to the extent required or contemplated by this Agreement, provided, that in connection with such disclosure, each party agrees to use its commercially reasonable efforts to secure confidential treatment of such information. Each party shall have the further right to disclose the terms of this Agreement as required by applicable law, including the rules and regulations promulgated by the Securities and Exchange Commission and to disclose such information to shareholders or potential investors as is customary for publicly-held companies, provided the disclosing party provides to the other party, to the extent practicable, a copy of the information to be disclosed and an opportunity to comment thereon prior to such disclosure, and, to the extent practicable, consults within a reasonable time in advance of the proposed disclosure with the other on the necessity for the disclosure and the text of the proposed release.

    18.4 Survival. The confidentiality obligations of this Article 18 shall survive the termination or expiration of the Agreement.

        Research and Development Agreement--Confidential--Page 50

    18.5 Press Releases. Attached hereto as Schedule 18.5 is a form of press release which the parties intend to release upon the execution of this Agreement or shortly thereafter. All future press releases by either party relating to the collaboration contemplated by this Agreement shall be approved in advance by each party, except for those communications required by law.

                                    ARTICLE 19

                          TERM AND TERMINATION OF AGREEMENT

    19.1 Term. This Agreement shall become effective on the Effective Date and shall continue in effect, unless terminated earlier as described hereunder or by mutual written agreement of the parties, until the earlier of
(a),(b) or (c), below:

    (a) the later of either: (1) the expiration of the last issued [*] having a Valid Claim covering a Drug Product; or (2) in the event that Lilly is developing or marketing a Drug Product Candidate or Drug Product in accordance with the terms of this Agreement but there is no issued [*] having a Valid Claim covering a Drug Product, then ten (10) years from the date of the most recent Product Launch with respect to a Drug Product;

    (b)  termination or expiration of the Research Program in accordance with
Section 3.10 of this Agreement, provided that such termination or expiration occurs at least [*]; or

    (c) voluntary termination by Lilly under Section 19.3 hereof provided that such termination [*].

    In the event that the term of the Agreement has expired or terminated as described in 19.1(b) or (c), above, subject to the terms set forth herein, the licenses under Vertex Patents and Vertex Technology granted to Lilly under this Agreement shall terminate and Lilly hereby grants to Vertex and its Affiliates [*] right and license in the Field [*].

    In consideration for the license granted above, Vertex shall pay Lilly [*] royalty on the annual Net Sales of any Bulk Drug Substance and/or Drug Products sold by Vertex or its Affiliates [*] provided that at least one [*] covers the manufacture, use or sale of said Bulk Drug Substance and/or Drug Product. In the event that [*] then Vertex or its Affiliates [*] shall pay Lilly the royalty as described [*].

       Research and Development Agreement--Confidential--Page 51

    19.2 Termination for Material Breach. Either party shall have the right to terminate this Agreement after ninety (90) days written notice to the other in the event the other is in material breach of this Agreement, unless the other party cures the breach before the expiration of such period of time. Such notice shall set forth in reasonable detail the specifics of the breach. In the event of termination hereunder by Lilly, all licenses granted under this Agreement to Lilly shall not be affected and shall continue in full force and effect, and Lilly shall have the right to exercise all licenses provided for in Section 13.2. All licenses granted under this Agreement to Vertex shall automatically terminate upon such termination by Lilly. In the event of termination hereunder by Vertex, all licenses granted to Lilly under this Agreement to Vertex Patents and Vertex Technology shall automatically terminate, and Vertex shall have the same license and rights to [*] as are provided to Vertex under Section 19.3 hereof in the event of a voluntary termination of this Agreement by Lilly. Notwithstanding the foregoing, Lilly shall be permitted to distribute and sell all supplies of Drug Product in its inventory at the time of termination until such supplies are exhausted. For purposes of this Agreement, insolvency as set forth in
Section 19.4 shall be deemed a material breach.

    19.3 Lilly Voluntary Termination. Any time after the [*] of the Effective Date, Lilly may terminate this Agreement by giving Vertex [*] written notice of its intent to terminate. Upon termination by Lilly under this Section 19.3, subject to the terms set forth herein, the licenses under Vertex Patents and Vertex Technology granted to Lilly under this Agreement shall terminate and Lilly hereby grants to Vertex and its Affiliates an [*] right and license in the Field, [*] to the [*].

    In the consideration for the license granted above, Vertex shall pay Lilly a [*] royalty on the annual Net Sales of any Drug Products and/or Bulk Drug Substance sold by Vertex or its Affiliates or any sublicencee thereof, [*].

    19.4 Termination Upon Insolvency. This Agreement may be terminated by either party upon notice to the other should the other party:

    (a) become insolvent; or

    (b) file a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within 60 days of such filing.

    19.5 Accrued Rights, Surviving Obligations. Termination of the Agreement shall not affect any accrued rights of either party. As provided herein, certain provisions, including, in certain circumstances, provisions relating to licensing of intellectual property and confidentiality are intended to survive termination of this Agreement.

       Research and Development Agreement--Confidential--Page 52

    19.6 Additional Rights Upon Termination For Breach. If a party (the "Non-Breaching Party") terminates this Agreement under Section 19.2 hereof following material breach by the other party (the "Breaching Party"), (a) the Breaching Party shall return to the Non-Breaching Party all Confidential Information and materials received from the Non-Breaching Party during the Agreement, except that the Breaching Party may keep a copy of all documents for record keeping purposes only, (b) the Breaching Party shall cease all use of the Confidential Information and materials received from the Non-Breaching Party for any purpose, and (c) the Breaching Party shall deliver to the Non-Breaching Party all data and information developed by the Breaching Party prior to such termination as a result of the activities under this Agreement which can reasonably be viewed as necessary or useful to obtain governmental regulatory approvals.

    19.7 Assistance following Termination. In the event Lilly elects to terminate this Agreement pursuant to Section 19.3, this Agreement is deemed to have been terminated by Lilly under Section 3.10, or Vertex terminates this Agreement under Section 19.2 following a material breach by Lilly, and if Vertex so requests, Lilly shall provide reasonable assistance to Vertex for a period of six (6) months following the date of notice of termination. During this period, Lilly shall provide Vertex with copies of its registration dossier for the Drug Product, clinical data and unrestricted permission to use the dossier and data for development, registration and commercialization of the Drug Product; written Drug Product process procedures and training in these procedures; assistance in transferring contracts with Third Parties (e.g. clinical test sites, contract research organizations, manufacturers of Drug Product, and marketers) to Vertex; and all reasonable information not previously delivered to Vertex concerning Bulk Drug Substance and Drug Product manufacture. Lilly will permit Vertex to cross reference all regulatory filings made in connection with the Project and will assign or otherwise transfer those filings to Vertex, where reasonably feasible, as necessary to facilitate continuation of the Project by Vertex. Lilly will also agree to negotiate in good faith the sale of any dedicated equipment, work in process, and finished product inventories and supplies then owned by Lilly provided that the same would not be disruptive to Lilly's other operations. In the event Lilly has registered a trademark or tradename for use in connection with the Drug Product, Vertex shall also have a paid-up license to use such trademark or tradename, provided however that Vertex shall not be entitled to such license in the event the trademark or tradename chosen by Lilly is also associated with other Lilly products (such as the "huma" association between Humatrope-Registered Trademark- and Humalog-Registered Trademark-.)

       Research and Development Agreement--Confidential--Page 53

                                      ARTICLE 20

                                      INDEMNITY

    (a) Each party hereby agrees to indemnify, defend and hold harmless the other party and its Affiliates, and their respective officers, directors, agents and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable attorneys' fees and other costs of defense other than claims for infringement as provided in Section 14.2, ("Claims") resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of Bulk Drug Substance or Drug Product by the indemnifying party, its Affiliates, agents or sublicensees, but only to the extent such Claims result from the negligence or intentional misconduct of the indemnifying party or its employees and agents and do not result from the negligence or intentional misconduct of the party seeking indemnification.

    (b) Lilly shall indemnify defend and hold harmless Vertex, its Affiliates, and their respective officers, directors, agents and employees from and against all Claims based upon the death or actual bodily injury or property damage resulting from the manufacturing (but not including manufacture by Vertex of the Bulk Drug Substance), packaging, labeling, handling and storage (other than by Vertex or its employees or agents), promotion, marketing, distribution, use or sale of the Drug Product, except to the extent caused by the negligence or willful misconduct of Vertex or the material breach by Vertex of this Agreement.

    (c) Vertex shall indemnify, defend and hold harmless Lilly, its Affiliates, and their respective officers, directors, agents and employees from and against all Claims based upon the death or actual bodily injury or property damage resulting from its manufacture or handling of Bulk Drug Substance (including, without limitation, any Claims relating to release of materials into the environment) except to the extent caused by the negligence or willful misconduct of Lilly or the material breach by Lilly of this Agreement.

    (d) Any entity entitled to indemnification under this Article shall give prompt written notice to the indemnifying party of any Claims with respect to which it seeks indemnification, and the indemnifying party shall have the option to assume the defense of such Claims with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Claims. Except with the prior consent of the indemnified party, which consent shall not be unreasonably withheld, the indemnifying party may not enter into any settlement of such litigation unless such settlement includes an unqualified release of the indemnified party.

       Research and Development Agreement--Confidential--Page 54

    (e) Vertex and Lilly shall each have and maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of Drug Product Candidates and Drug Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and will upon request provide the other party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

                                      ARTICLE 21

                            REPRESENTATIONS AND WARRANTIES

    21.1 Right, Power and Authority. Each of Vertex and Lilly represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement, including the right to grant the licenses granted hereunder.

    21.2 Absence of Litigation. As of the Effective Date, each party represents and warrants to the other that it is not aware of any pending or threatened litigation (and has not received any communication) which alleges that such party's activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such party would violate, any of the intellectual property rights of any other person. To the best of Vertex's and Lilly's knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights licensed hereunder.

    21.3 No Approvals or Consents. Except as otherwise described in this Agreement (including certain requirements of the Clayton Act as referenced on the first page hereof), each party represents and warrants to the other that no approval or consent of a governmental agency or instrumentality is required for the authorization, execution, or delivery by it of this Agreement.

    21.4 Patents; Prior Art. Except as each party has otherwise advised the other party in writing, each of Vertex and Lilly represents and warrants to the other that as of the Effective Date, to the best of its knowledge, it has sufficient legal and/or beneficial title and ownership under its intellectual property rights necessary for it to fulfill its obligations under this Agreement and that it is not aware of any communication alleging that it has violated or by conducting its business as contemplated by this Agreement would violate any of the intellectual property rights of any other person, and that to the best of its knowledge there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights relevant to this Agreement. As used herein, "intellectual property rights" means all patent rights, copyrights, trademarks, trade

       Research and Development Agreement--Confidential--Page 55 secret rights, chemical and biological material rights and know-how rights necessary or useful to make, use or sell Bulk Drug Substance and/or Drug Product.

    21.5 Prior Data. Vertex represents and warrants to Lilly that it has made (or will make) available to Lilly (to the extent the same exists and is material to accessing the commercial, medical, clinical or regulatory potential of the Drug Product) all toxicology studies, clinical data, manufacturing process data and other information in its possession regarding any existing Bulk Drug Substance including all events or information that would be reportable to the FDA under 21 C.F.R. 200 et. seq., and that to the best of its knowledge, such data and information is accurate and complete and is what it purports to be.

    21.6 No Debarment. Each party represents and warrants to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and will upon request certify in writing to the other that none of it, its employees, or any person providing services to such party in connection with the collaboration contemplated by this Agreement have been debarred under the provisions of such Act.

                                      ARTICLE 22

                          GOVERNING LAW; DISPUTE RESOLUTION

    22.1 Governing Law. The Agreement shall be governed by the laws of the State of Indiana, without regard to Indiana choice of law provisions.

    22.2 Dispute Resolution Process.

         (a) General. In the event of any dispute relating to this Agreement or the collaborative effort contemplated hereby, the parties shall prior to instituting any lawsuit or Third Party Referral hereunder on account of such dispute, refer such dispute to the Chief Executive Officer of Vertex and the President of Lilly's Infectious Diseases and Generics Global Business Unit (or any successor position having principal responsibility for Lilly's infectious diseases products) who shall, as soon as practicable, attempt in good faith to resolve the dispute. If such dispute is not resolved within ninety (90) days of the first written request for dispute resolution under this Article 22, either party shall be free to institute litigation with respect to any dispute not explicitly subject to Third Party Referral as provided below. Notwithstanding anything in this Agreement to the contrary, either party shall be entitled to institute litigation immediately if the same shall be necessary to prevent irreparable harm to any party.

       Research and Development Agreement--Confidential--Page 56

         (b) Third Party Referral. Any dispute or claim relating to the "Referral Matters" as defined below which the parties are unable to resolve pursuant to the other dispute resolution mechanisms provided in this Agreement (other than litigation) shall, upon the written request of one party delivered to the other party, be submitted to and settled by a Third Party Panel appointed by the parties as provided below. The "Referral Matters" shall consist solely of disagreements concerning the definition of Drug Product Criteria as referenced in Section 3.3 of this Agreement. Within 15 days after delivery of the above-referenced written request, each party will appoint one person knowledgeable in the areas of pharmaceutical science, business and commercial aspects of drug development and sale, or the clinical development of pharmaceuticals, to hear and determine the dispute. The parties acknowledge that each of the persons listed on the attached Schedule 22.2(b) are acceptable members of the Third Party Panel, although the list is not exclusive and other qualified persons may be chosen by either of the parties. The two persons so chosen will select another impartial Third Party and their majority decision will be final and conclusive upon the parties hereto. If either party fails to designate its appointee within the 15 day period referenced above, then the appointee who has been designated will serve as the sole member of the Third Party Panel and will be deemed to be the single, mutually approved party to resolve the dispute. Each party will bear its own costs in the Third Party Referral process, and will split equally the costs of the Third Party panel members. The Third Party panel will upon the request of either party, issue its final determination in writing.

                                      ARTICLE 23

                               MISCELLANEOUS PROVISIONS

    23.1 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed as evidenced by the postmark at the point of mailing or a confirmed facsimile transmission.

All notices to Lilly shall be addressed to Lilly as follows:

    Eli Lilly and Company
    Lilly Corporate Center
    Indianapolis, IN 46285
    Attention:  General Counsel
         Fax: (317) 276-9152

       Research and Development Agreement--Confidential--Page 57

All notices to Vertex shall be addressed as follows:

    Vertex Pharmaceuticals Incorporated
    130 Waverly Street
    Cambridge, MA  02139-4211
    Attention:  Richard H. Aldrich, Senior Vice President
              and Chief Business Officer
         Fax:  (617) 577-6680

With a copy to:

    Warner & Stackpole LLP
    75 State Street
    Boston, MA  02109
    Attention: Kenneth S. Boger, Esq.
         Fax: (617) 951-9151

Any party may, by written notice to the others, designate a new address or fax number to which notices to the party giving the notice shall thereafter be mailed or faxed.

    23.2 Foreign Exchange. Except as otherwise specified herein, sales and expenses of the parties under this Agreement which are in currencies other than United States dollars shall be converted into United States dollars according to the parties' customary and usual currency translation procedures which shall be consistent with the procedures used throughout the parties' operations and shall be in accordance with GAAP, consistently applied.

    23.3 Force Majeure. If either party is affected by any extraordinary, unexpected and unavoidable event such as acts of God, floods, fires, riots, war, accidents, labor disturbances, breakdown of plant or equipment, lack or failure of transportation facilities, unavailability of equipment, sources of supply or labor, raw materials, power or supplies, infectious diseases of animals, or by the reason of any law, order, proclamation, regulation, ordinance, demand or requirement of the relevant government or any sub-division, authority or representative thereof, or by reason of any other cause whatsoever (provided that in all such cases the party claiming relief on account of such event can demonstrate that such event was extraordinary, unexpected and unavoidable by the exercise of reasonable care) ("Force Majeure") it shall as soon as reasonably practicable notify the other party of the nature and extent thereof and take all reasonable steps to overcome the Force Majeure and to minimize the loss occasioned to that other party. Neither party shall be deemed to be in breach of this Agreement or otherwise be liable to the other party by reason of any delay in performance or nonperformance of any of its obligations hereunder to the extent that such delay and nonperformance is due to

       Research and Development Agreement--Confidential--Page 58 any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly, subject however, to the rights of Lilly to exercise the licenses granted pursuant to
Section 13.2 should a Trigger Event occur. During any period that adequate supply of Bulk Drug Substance is not available as a result of any Force Majeure, Lilly may purchase and use Bulk Drug Substance from any other supplier.

    23.4 Withholding Taxes. If either party is required by the United States government or other authorities to withhold any tax on the amounts payable by that party to the other party under this Agreement, that party shall be allowed to do so, and shall in such case remit payments to the other party net of such withheld amount, provided that the withholding party furnishes the other party with reasonable evidence of such withholding payment in electronic or written form as soon as practicable after such withholding in order that the other party may use the withholding tax paid as a tax credit.

    23.5 Entirety of Agreement. This Agreement, its exhibits and schedules and the Stock Purchase Agreement of even date herewith, sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions and agreements between them. No party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of both parties.

    23.6 Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

    23.7 Disclaimer of Agency. This Agreement shall not constitute any party the legal representative or agent of another, nor shall any party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

    23.8 Severability. In the event any term of this Agreement is or becomes or is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of the Agreement shall remain in full force and effect.

    23.9 Assignment. Lilly may discharge any obligations and exercise any right hereunder through an Affiliate, although Lilly shall remain ultimately responsible for the proper discharge of all obligations hereunder notwithstanding any assignment or delegation to any such Affiliate. References to Lilly shall include

       Research and Development Agreement--Confidential--Page 59 any Affiliate of Lilly to whom such an assignment or delegation has been made or ratified. Except as provided in this Section, neither Lilly, nor Vertex shall delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other party, and any attempted delegation or assignment without such written consent shall be of no force or effect. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon the successors and assigns of the parties.

    23.10 Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

    23.11 Limitation of Liability. No party shall be liable to another for indirect, incidental, consequential or special damages, including but not limited to lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages. Nothing in this Section is intended to limit or restrict the indemnification rights or obligations of any party.

    23.12 Interpretation This Agreement has been jointly prepared by the parties and their respective legal counsel and shall not be strictly construed against either party.

    23.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

    23.14 Compliance with Laws. Each party shall, and shall cause its respective Affiliates to, comply in all material respects with all federal, state, local and foreign laws, statutes, rules and regulations applicable to the parties and their respective activities under this Agreement.

       Research and Development Agreement--Confidential--Page 60

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                   ELI LILLY AND COMPANY



                   By:  ------------------------
                        August M. Watanabe
                        Executive Vice President



                   VERTEX PHARMACEUTICALS INCORPORATED



                   By:  -------------------------
                        Richard H. Aldrich
                        Senior Vice President and
                        Chief Business Officer


       Research and Development Agreement--Confidential--Page 61

                                   Schedule 1.32
                                        to
                          RESEARCH AND DEVELOPMENT AGREEMENT
                                      between
                         VERTEX PHARMACEUTICALS INCORPORATED
                                        and
                                ELI LILLY AND COMPANY

                                   LILLY PATENTS
-------------------------------------------------------------------------------


    U.S. Patents 4,569,794
    Expires December 5, 2004
    Title: Process for Purifying Proteins and Compounds Useful in such Process

       Research and Development Agreement -- Confidential -- Schedule 1.32

                                  Schedule 1.84
                                       to

                         RESEARCH AND DEVELOPMENT AGREEMENT
                                     between
                         VERTEX PHARMACEUTICALS INCORPORATED
                                       and
                                ELI LILLY AND COMPANY


                                   VERTEX PATENTS

-------------------------------------------------------------------------------
                     HCV NS3 Serine Protease Inhibitor Program
                            VERTEX PATENT APLICATIONS

TITLE                                     PATENT NUMBERS    COUNTRIES    INVENTORS

Methods, Nucleotide                         08/432,693      US (5/1/95)    Su et al.
      Sequences and                                (US)
      Host Cells for                                         PCT (5/1/96)
      Assaying                              WO
      Exogenous and                                96/34
      Endogenous                                   976
      Protease
      Activity

[*]

     Research and Development Agreement -- Confidential -- Schedule 1.84

                                Schedule 2.3(b)
                                        to
                        RESEARCH AND DEVELOPMENT AGREEMENT
                                      between
                        VERTEX PHARMACEUTICALS INCORPORATED
                                       and
                              ELI LILLY AND COMPANY

                      INITIAL MEMBERS OF RESEARCH TEAM
------------------------------------------------------------------------------
VERTEX

Dr. Vicki Sato

Dr. John Thomson

Dr. Roger Tung

Dr. Mark Murcko

ONE TO BE DETERMINED


Lilly Research Team Members:

Joseph M. Colacino, Ph.D.
HEAD, BIOLOGY FOR INFECTIOUS DISEASES RESEARCH

Carlos Lopez, Ph.D.
RESEARCH FELLOW, VIROLOGY RESEARCH, INFECTIOUS DISEASES

John E. Munroe, Ph.D.
HEAD OF CHEMISTRY AND BIOCHEMISTRY, INFECTIOUS DISEASES RESEARCH

Donald G. Therasse, M.D.
DIRECTOR, INFECTIOUS DISEASES RESEARCH AND DECISION PHASE MEDICAL

    Research and Development Agreement -- Confidential -- Schedule 2.3(b)

                                 Schedule 3.3

                                      to

                      RESEARCH AND DEVELOPMENT AGREEMENT

                                   between

                      VERTEX PHARMACEUTICALS INCORPORATED

                                     and

                             ELI LILLY AND COMPANY


                 Hepatitis C Viris (HCV) [*] Inhibitor Program

                     Vertex Research Activities: 1997-2000
--------------------------------------------------------------------------------

     The accompanying list summarizes planned Vertex research activities for the design and development of novel, potent inhibitors of the Hepatitis C Virus
     (HCV) [*]. Changes to this schedule can and will be incorporated based on research findings published in the literature or from Vertex's own published or unpublished research findings. The compound goals are also expected to be dynamic and subject to revision and extension as additional preclinical data is gained, as clinical data becomes available, and as updated competitive and market information is considered.


[*]
                       Table I: Drug Candidate Criteria

[*]

Table I Footnotes:

[*]
                        1997-2000 Scientific Objectives

               ONGOING ACTIVITY

               EXPECTED EVENT OR EXPECTED COMPLETION OF ACTIVITY

[*]

[*]

[*]

[*]

[*]

[*]


    [* 7 pages of confidential text deleted and filed separately with the
                              Commission]

        Research and Development Agreement--Confidential--Schedule 3.3

                                 Schedule 7.2

                                      to

                      RESEARCH AND DEVELOPMENT AGREEMENT

                                   between

                     VERTEX PHARMACEUTICALS INCORPORATED

                                     and

                            ELI LILLY AND COMPANY



                   MANUFACTURING RESPONSIBILITIES DOCUMENT

1.0     INTRODUCTION

        The Manufacturing Responsibilities Document (MRD) describes certain specifications procedures, assay methods, personnel contacts and other matters relating to the manufacturing and supplying of Product(s) (Attachment I) by VERTEX PHARMACEUTICALS INCORPORATED (VERTEX) to Eli Lilly and Company (LILLY). The following elements of an MRD (Section
        3.0 below) will be developed and understood by both VERTEX and LILLY prior to the first manufacture of Phase I Clinical Trial material.

2.0     ADMINISTRATION

        The MRD should be considered a "living document." Sections of the MRD may be added, deleted, or otherwise modified from time to time through the issuance of a revised section incorporating the modification and stating the effective date of the modification. Initial development, as well as periodic review and revision, should be coordinated by one LILLY representative and one VERTEX representative, yet to be determined. Each revision shall be signed on behalf of LILLY and VERTEX by their respective representatives, or by an authorized representative of equal or greater management level.

3.0     ELEMENTS OF MANUFACTURING REQUIREMENTS DOCUMENTS

        VERTEX and LILLY will mutually agree on responsibilities and procedures for the following:

3.1     QUALITY ASSURANCE/REGULATORY REQUIREMENTS

3.1.0   Product Specifications
3.1.1   Incoming Component Inspections/Testing
3.1.2   Stability
3.1.3   Batch Documentation and Quality Records
3.1.4   Change Control
3.1.5   Reserve Samples


        Research and Development Agreement--Confidential--Schedule 7.2

3.1.6   Material Storage/Control/Accountability
3.1.7   Laboratory Analysis
3.1.8   Regulatory Responsibility
3.1.9   Batch Release Responsibility

3.2     SHIPMENT OF FINISHED GOODS

3.2.1   Packaging, Labeling
3.2.2   Transportation
3.2.3   Warehousing

4.0     KEY CONTACTS

        KEY CONTACT LIST



        Research and Development Agreement--Confidential--Schedule 7.2

                                  Schedule 9.3A to

                       RESEARCH AND DEVELOPMENT AGREEMENT

                                      between

                       VERTEX PHARMACEUTICALS INCORPORATED

                                        and

                                ELI LILLY AND COMPANY

                                TERMS OF CO-PROMOTION
-------------------------------------------------------------------------------

    The parties agree that should the Drug Product be marketed in accordance with Section 9.3 of the Agreement, the following terms and conditions will govern such promotion.

A. Definitions for Appendix.

    (1) For the purposes of this Appendix, "Promotional Materials" shall mean any tangible advertising and promotional labeling bearing the Drug Product(s) name (trade name or generic name) used in the promotion of the Drug Product(s) including, but not limited to, promotional materials produced by either Lilly or Vertex (examples include, but are not limited to, journal ads, sales aids, product or disease state brochures, service items, managed care pull-through sheets, formulary presentations, price lists, monographs, internet pages, television and telephone advertisements and "dear doctor" letters), materials produced by outside sources to the extent funded by, created in cooperation with, reviewed or distributed by Lilly or Vertex (examples include, but are not limited to, medical reprints, textbooks, and continuing medical educational materials) and any other written, graphic, broadcast or audio materials that could be deemed to constitute labeling or advertising as those terms are defined under the federal Food, Drug, and Cosmetic Act of 1938, as amended or regulations promulgated thereunder, and any guidance documents issued by the U.S. Food and Drug Administration.

    (2) For the purposes of this Appendix, "Drug Product" shall have the same definition as contained in Section 1.16 of the Agreement.

    (3) For the purposes of this Appendix, "Product Labeling" shall mean the labeling (as amended) for the Drug Product which has been reviewed and approved by the appropriate review division at the U.S. Food and Drug Administration in connection with the clearance to market the Drug Product in the United States.

B. Promotion of Drug Product

    (1) Vertex shall make no statement, representation or warranty, oral or written, concerning the Drug Products for use or treatment or any


        Research and Development Agreement--Confidential--Schedule 9.3A

------------------------------------------------------------------------------

subsequently approved indication for the Drug Products which is inconsistent with, or contrary to, the Product Labeling or the Approved Promotional Materials.

    (2) The determination of content, the quantity, and the method of distribution of Product Promotional Materials and literature related to the Drug Product shall be determined by Lilly. Any and all Product Promotional Materials regarding the Drug Product and other literature and sales aids regarding the Drug Product shall be subject to review and approval of Lilly. Vertex shall not add, delete, or modify the Promotional Materials provided by Lilly. Vertex shall not utilize any Promotional Material for any purpose unless or until a complete Form 2253 for such Promotional Materials has been properly submitted to the FDA in accordance with 21 C.F.R. 314.81(b)(3), as amended. Vertex shall also not use any Promotional Materials that have not been reviewed and approved by Lilly in accordance with Lilly's standard review process. In countries in which Vertex co-promotes a Drug Product, Vertex may provide consultation and advice regarding co-promotion matters. To facilitate communication between Vertex and Lilly regarding such co-promotion matters, Lilly, at Vertex's written request, shall designate at least one (1) marketing professional as a contact person in each country in which Vertex co-promotes a Drug Product. For avoidance of any doubt, all decisions regarding commercialization and marketing of each Drug Product, including co-promotion matters, shall ultimately be determined by Lilly, in its sole discretion consistent with the provisions of this Agreement.

    (3) Vertex shall promote the Drug Product in strict adherence to the applicable regulatory, professional, and legal requirements, including, but not limited to, the American Medical Association's Gifts to Physicians from Industry Guidelines. Any material breach of this provision by Vertex shall constitute a basis for termination of Vertex's co-promotion rights under
Article 9 of this Agreement, upon thirty (30) days' prior written notice from Lilly (during which time Vertex may attempt to cure the breach).

    (4) If either party (the "first party") shall in its reasonable judgment determine that any of the personnel, employees or subcontractors of the other party performing obligations pursuant to this Agreement are being used for purposes which are, or are involved in any activity which is, unethical, illegal, immoral or which may harm the first party's standing or reputation, then the first party shall be entitled to give written notice to the other party specifying the purpose or activity constituting the subject matter of the complaint and requiring that the other cease or use all reasonable efforts to obtain cessation of such activity within fourteen days of receipt of the notice. Cessation of the activity and/or termination of the offending personnel, employee or subcontractor will generally be a reasonable response to such a complaint.


        Research and Development Agreement--Confidential--Schedule 9.3A

------------------------------------------------------------------------------

    C. Additional Provisions. The parties will modify and amend the provisions of this Appendix to the extent reasonably necessary to ensure appropriate compliance with applicable laws, or regulatory industry guidelines as such laws, regulations or guidelines are in force during the period the Drug Product is marketed under this Agreement. Lilly shall implement in a timely fashion policies to handle medical requests, government inquiries and handling Adverse Events, including reasonable periodic audits of sales activities related to Drug Products.












        Research and Development Agreement--Confidential--Schedule 9.3A

                                   Schedule 9.3B to

                           RESEARCH AND DEVELOPMENT AGREEMENT

                                       between

                           VERTEX PHARMACEUTICALS INCORPORATED

                                         and

                                 ELI LILLY AND COMPANY


                      Compliance with Prescription Drug Marketing Act
------------------------------------------------------------------------------


    Vertex shall comply with all federal, state and local laws and regulations applicable to the distribution of samples under this Agreement, including without limitation the Federal Food, Drug and Cosmetic Act, as amended, and the Prescription Drug Marketing Act of 1987, as amended ("PDMA"). Prior to distributing any samples of the Drug Product, Lilly shall review all of Vertex's policies and procedures related to pharmaceutical sampling, and the parties must reach agreement that Vertex's policies and procedures comply with the PDMA and are consistent with Lilly's sampling procedures and policies. Lilly shall have the right to review on a periodic basis Vertex's policies and procedures related to pharmaceutical sampling to assure compliance with applicable laws and regulations as well as Lilly's sampling procedures and policies. Vertex shall keep all records and reports required to be kept by applicable laws and regulations, and make its facilities available at reasonable times during business hours for inspection by representatives of Lilly and representatives of governmental agencies. Vertex shall send to Lilly a copy of all correspondence with FDA related to PDMA compliance. Vertex shall notify Lilly within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any FDA or other governmental agency inspection, investigation or other inquiry, or other material notice or communication of any type, involving the Drug Product. Vertex shall cooperate with Lilly during any inspection, investigation or other inquiry involving the Product, including, but not limited to, allowing upon request a representative of Lilly to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. Vertex and Lilly shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of any response, however, Lilly shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Vertex shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.


        Research and Development Agreement--Confidential--Schedule 9.3B

                                 Schedule 10.2
                                      to
                      RESEARCH AND DEVELOPMENT AGREEMENT
                                    between
                      VERTEX PHARMACEUTICALS INCORPORATED
                                     and
                            ELI LILLY AND COMPANY

                TERMS AND CONDITIONS OF SALE OF BULK DRUG SUBSTANCE

                           BULK DRUG SUBSTANCE SUPPLY

    All sales of Bulk Drug Substance from Vertex to Lilly shall be subject to the following terms and conditions.


Section 1. Definitions

As used in this Schedule 10.2, the following terms shall have the meanings set forth below. Capitalized terms used but not defined in this Schedule
    10.2 shall have the meanings set forth in the Agreement.

    1.1. "Contract Requirements" shall mean one hundred percent (100%) of Lilly's requirements for Bulk Drug Substance.

    1.2. "Latent Defects" shall mean defects that cause the Bulk Drug Substance to fail to conform to the Bulk Drug Substance Specifications or otherwise fail to conform to the warranties provided by Vertex hereunder, which defects are not discoverable upon reasonable physical inspection and testing using the methodology specified in the Manufacturing Requirements Document.

    1.3. "Manufacturing Requirements Document" shall mean a manual containing certain specifications, procedures, methods and personnel contacts relating to the manufacturing and supply of the Bulk Drug Substance as more fully described in Section 7.2 of the Agreement. Sections of the Manufacturing Requirements Document may be modified from time to time by the Project Team.

    1.4. "Bulk Drug Substance Specifications" shall mean the specifications for Bulk Drug Substance that are included in the Manufacturing Requirements Document.

        Research and Development Agreement--Confidential--Schedule 10.2

Section 2. Manufacture and Supply of Bulk Drug Substance

    2.1. Pursuant to the terms and conditions of this Agreement, Lilly shall purchase or have purchased from Vertex the Contract Requirements, and Vertex shall manufacture, sell and deliver to Lilly such quantities of Bulk Drug Substance. Vertex shall not manufacture or sell Bulk Drug Substance for or to any other person.

    2.2. Bulk Drug Substance shall be manufactured to conform with the Bulk Drug Substance Specifications. The Bulk Drug Substance Specifications may be modified from time to time by the Project Team.


Section 3. Forecasts and Orders

    3.1. At the time of commencement of Phase III Clinical Trials, Lilly will supply Vertex with a non-binding estimate of Bulk Drug Substance requirements for the first two (2) years following first commercial sale. Beginning with first commercial sale, Lilly shall provide Vertex on a quarterly basis with a non-binding rolling forecast of its Bulk Drug Substance requirements for each of the next four quarters. If Lilly believes that market demand will require Vertex to expand its manufacturing capacity, it will advise Vertex as soon as possible.

    3.2. Orders for Bulk Drug Substance may be submitted to Vertex by Lilly or by one or more Affiliates of Lilly. Lilly will guarantee payment by its Affiliates. All orders shall be submitted in the form of purchase orders, which shall be irrevocable, and which shall be delivered to Vertex, when possible, at least one hundred eighty (180) days in advance of expected shipment. Any such irrevocable order placed one hundred eighty (180) days in advance of the requested shipment date shall be an "Irrevocable Order" for purposes of Section 9 hereof.

    3.3. Each Lilly order shall be governed by the terms of the Agreement (including this Schedule 10.2), and any supply agreement subsequently entered into between the parties, and none of the terms or conditions of Lilly's purchase order or any acknowledgment form from Vertex shall be applicable, except those specifying quantity ordered, delivery dates, special supply instructions and invoice information.

    Timing of shipments shall be agreed upon between the parties.

        Research and Development Agreement--Confidential--Schedule 10.2

Section 4. Price

    4.1. The price for Bulk Drug Substance to be delivered during the term of this Agreement is set forth in Section 10.4 of this Agreement.

    4.2. Bulk Drug Substance shall be delivered to [*]. Shipping charges will be [*].

    4.3. Vertex shall invoice Lilly or the Lilly Affiliate designated on each order upon shipment of Bulk Drug Substance in accordance with Section 10.4 of this Agreement. Invoicing and payment shall be in United States Dollars. Lilly shall guarantee timely payment by its Affiliates.

    4.4. Any federal, state, county, or municipal sales or use tax, excise or similar charge, or other tax assessment, foreign or domestic, (other than that assessed against income), assessed or charged on the sale of Bulk Drug Substance sold pursuant to this Agreement shall be paid by Lilly or its Affiliate.

    4.5. If Bulk Drug Substance Specifications are modified pursuant to Subsection 2.2 hereof and such modification results in the requirement to rework otherwise acceptable Bulk Drug Substance, Vertex shall only be responsible for the rework costs resulting from the Bulk Drug Substance specification changes initiated by Vertex. If revalidation is necessary because of changes in regulatory requirements from those in effect at the time of construction of the manufacturing facility, Vertex shall be responsible for costs incurred in connection with the revalidation.


Section 5. Manufacture of Bulk Drug Substance

    5.1. Bulk Drug Substance shall be manufactured in accordance with GMP. Vertex shall promptly advise Lilly of any proposed process change, which change must be approved by Lilly (and if necessary the appropriate regulatory authorities) prior to its implementation by Vertex. Such approvals shall not be unreasonably withheld by Lilly.

    5.2. Lilly shall have the right to audit Vertex and its contractors for compliance with the manufacturing process referenced in the appropriate regulatory filings, GMP's, GLP's and applicable regulatory requirements at reasonable intervals. Such audits shall be scheduled at mutually agreeable times upon at least ten (10) days advance written notice to Vertex. Vertex agrees to inform Lilly in advance of any regulatory inspection which affects the manufacture of the Bulk Drug Substance, to permit a Lilly representative to be present at the time of such

        Research and Development Agreement--Confidential--Schedule 10.2 inspection and to promptly advise Lilly of the results of such inspection. In the event of an FDA inspection (or other regulatory authority) which involves the Bulk Drug Substance, Lilly shall be immediately informed of the issuance of a notice of inspection. In the event that there are inspectional observations (or their equivalent), Lilly shall be informed immediately and shall have the opportunity to review and have input to the response. If during manufacture of any lot of Bulk Drug Substance, any rework or remanufacture is required in order to meet the Bulk Drug Substance Specifications, Vertex shall conduct such reworks or remanufacture only pursuant to the referenced procedures in the appropriate regulatory filings. Vertex shall inform Lilly of any inadvertent deviation from the manufacturing process referenced in the appropriate regulatory filings for the Bulk Drug Substance or from GMP. Both the notification and the Lilly response shall be in writing before the lot will be given final disposition. Lilly, at its option, upon 10 days prior notice to Vertex, may have Lilly personnel present at the Vertex facility where Bulk Drug Substance is manufactured to monitor manufacturing activities. The observing and monitoring of Vertex's operations by Lilly personnel, or the consultation by Lilly personnel with personnel of Vertex, shall in no way relieve Vertex of its responsibility hereunder.

    5.3. Vertex shall provide certificates of analysis to Lilly for each shipment of Bulk Drug Substance delivered hereunder as specified in the Manufacturing Requirements Document.

    5.4. Each party shall promptly advise the other of any safety or toxicity problem of which either party becomes aware regarding Bulk Drug Substance or intermediates used in the manufacture of Bulk Drug Substance.


Section 6. Acceptance of Bulk Drug Substance

    (a) Lilly shall have a period of thirty (30) days from the date of receipt of Bulk Drug Substance at the Lilly facility designated in the purchase order to inspect any shipment of Bulk Drug Substance to determine whether that shipment conforms to the Bulk Drug Substance Specifications. That inspection shall be performed in accordance with the Manufacturing Requirements Document. The parties may agree from time to time to revise the analytical methods with the revisions to become effective as of the date agreed by the parties.

    (b) If Lilly determines the Bulk Drug Substance does not conform to the Bulk Drug Substance specifications it shall notify Vertex by telephone with a written confirmation. If Vertex agrees that the Bulk Drug Substance does not conform to the Bulk Drug Substance, Lilly shall have the right to return that non-conforming Bulk Drug Substance to Vertex. All or any part of any shipment which does not

        Research and Development Agreement--Confidential--Schedule 10.2 conform to the Bulk Drug Substance may be held for Vertex's disposition and at Vertex's expense. If Vertex does not agree with Lilly's determination that the Bulk Drug Substance does not conform to the Bulk Drug Substance, Vertex shall as quickly as possible, but in any event within thirty (30) days, so advise Lilly by telephone with written confirmation. Lilly and Vertex shall meet and attempt to agree whether the Bulk Drug Substance conforms to the Bulk Drug Substance Specifications.

    (c) Vertex shall use its best efforts to replace any non-conforming Bulk Drug Substance within the shortest possible time. Lilly shall have no responsibility to Vertex for the price of non-conforming Bulk Drug Substance but shall pay Vertex the price for the replacement Bulk Drug Substance. As to quantities of Bulk Drug Substance in relation to which Lilly and Vertex are unable to agree as to whether they conform to the Bulk Drug Substance Specifications, the parties may submit appropriate samples of that Bulk Drug Substance to a mutually acceptable third party testing laboratory that will perform testing to determine whether the Bulk Drug Substance conforms to the Bulk Drug Substance Specifications, using the test protocols and methodology provided in the Manufacturing Requirements Document. If the third party testing laboratory determines that the Bulk Drug Substance conforms to the Bulk Drug Substance Specifications, Lilly shall pay Vertex the price established under this Agreement for that Bulk Drug Substance. The parties hereto recognize that it is possible for a shipment of Bulk Drug Substance to have Latent Defects. As soon as either party becomes aware of a Latent Defect in any lot of Bulk Drug Substance, it shall immediately notify the other party and the lot or batch involved shall, at Lilly's election, be deemed rejected as of the date of such notice. The party shall then investigate to determine whether latent defects are caused by a party of negligence in production of Bulk Drug Substance or handling of Bulk Drug Substance after shipment from Vertex, or whether there is unforeseen variability in the process requiring revalidation. The rejected lot will be paid for by the non-compliant party or shared by both parties if the process requires revalidation.


Section 7. Guarantee and Warranty

    7.1. Vertex guarantees and warrants that Bulk Drug Substance delivered to Lilly pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable foreign, state or municipal law, as such Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of such Act, be introduced into interstate commerce.

        Research and Development Agreement--Confidential--Schedule 10.2

    7.2. Vertex warrants that Bulk Drug Substance delivered to Lilly pursuant to this Agreement shall conform with the Bulk Drug Substance Specifications. VERTEX MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY VERTEX. IN NO EVENT SHALL VERTEX BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS.


Section 8. Recalls

    8.1. In the event of a recall ordered by a government agency or a confirmed failure of the Drug Product ("Recall"), Lilly shall be responsible for the coordination of Recall activities.

    8.2. Where the Recall is caused by Vertex's negligence or willful misconduct or its material breach of this Agreement, Vertex agrees to pay all costs and expenses of any Recall, including costs of retrieving Bulk Drug Substance or the Drug Product already delivered to Lilly's customers. Vertex further agrees to reimburse Lilly for costs and expenses Lilly is required to pay for notification, shipping and handling charges. Prior to any such reimbursement, Lilly shall provide Vertex with supporting documentation of all reimbursable costs and expenses. If the Recall is caused by reasons other than Vertex's negligence, willful misconduct or material breach, Lilly shall pay all of the costs and expenses described above for such Recall.

    Section 9. In addition to any other provisions of a supply agreement between Vertex and Lilly, the following events shall be considered "Events of Default" under any such agreement and under the provisions of Section 13.2(b)(iii) of this Agreement:

    (a) Vertex shall fail, other than as a result of Force Majeure as referred to in Section 23.3 hereof, to supply Lilly with the amount of Bulk Drug Substance for commercial sale specified in three consecutive Irrevocable Orders; except to the extent that any such failure is the result of (A) significant and unexpected increases in demand for Bulk Drug Substance over forecasted amounts (provided that Vertex is using commercially reasonable efforts to increase its supply capacity as soon as practicable); or (B) changes to processes or methods agreed to by the Project Team or imposed by law or regulatory requirements (provided that

        Research and Development Agreement--Confidential--Schedule 10.2

    Vertex is using commercially reasonable efforts to implement such changes as soon as practicable), and provided that Vertex can demonstrate to the reasonable satisfaction of Lilly that it has or can obtain the resources necessary to increase capacity or implement the changes called for in (A) and (B) above within a reasonable period of time.

    (b) Vertex shall fail as a result of Force Majeure to supply Lilly with the amount of Bulk Drug Substance for commercial sale specified in six consecutive Irrevocable Orders, and Vertex is unable to demonstrate to the reasonable satisfaction of Lilly that it is undertaking all commercially reasonable efforts to resume supply in conformity herewith.

    (c) On or before the date of Lilly's first submission in the United States for Drug Product marketing approval, Vertex shall fail to provide Lilly at its request, with reasonable assurance that it has obtained sources of supply of Bulk Drug Substance reasonably necessary to meet the needs of the Commercialization Program for the two (2) year period following Product Launch, as those needs were projected by Lilly in good faith within sixty
    (60) days prior to exercise by Vertex of the Vertex Commercial Supply Option, in writing, a copy of which was provided to Vertex and attached hereto as part of this Schedule 10.2.




        Research and Development Agreement--Confidential--Schedule 10.2

                          Schedule 13.1(b)(i)(2)
                                    to
                      RESEARCH AND DEVELOPMENT AGREEMENT
                                  between
                      VERTEX PHARMACEUTICALS INCORPORATED
                                    and
                             ELI LILLY AND COMPANY

                             Excluded Technology
-------------------------------------------------------------------------------

U.S. Patent 4,569,794

Expires December 5, 2004

Title: Process for Purifying Proteins and Compounds Useful in such Process

   Research and Development Agreement--Confidential--Schedule 13.1(b)(i)(2)

                               Schedule 16.3
                                    to
                      Research and Development Agreement
                                  between
                      Vertex Pharmaceuticals Incorporated
                                    and
                             Eli Lilly and Company

                   Adverse Experience Reporting Procedures
-------------------------------------------------------------------------------


    The following are the procedures for handling reporting of adverse drug experiences with the Drug Product.

    1. Definition: An adverse drug experience (ADE) is any untoward happening or failure of an expected pharmacological action in a patient after onset of therapy without regard t the possibility of a causal relationship.

    2. If Vertex or any employee, representative or agent thereof is contacted with an ADE report, Vertex shall record the information set forth below and FAX a report to the Lilly Global Safety Monitoring Team (GSMT)
       (FAX 317-277-0853) within two (2) working days of the day received by Vertex.

    3. This includes:

       - Serious and non-serious experiences
       - Labeled and non-labeled experiences in the package insert
       - Experiences that may or may not be drug related

    4. Minimum information required includes:

       - Vertex employee's, representative's or agent's name
       - Reporter status (e.g. physician) with name, full address and telephone number
       - Drug/medical device information
       - Adverse experience
       - Patient outcome (Did the event result in any of the following):
         - Death
         - Life-threatening
         - Hospitalization or prolong a hospitalization
         - Severe or permanent disability
         - Cancer
         - Overdose
         - Congenital anomaly
         - Require intervention

       - HCPS opinion of event(s) relatedness to Drug Product

        Research and Development Agreement--Confidential--Schedule 16.3

-------------------------------------------------------------------------------

    5. Secondary Information

       - Patient's name or initials
       - Sex/age
       - Therapy dates
       - Therapy duration
       - Daily dosage
       - Indication for use
       - Concomitant medications
       - Relevant medical history
       - Drug continued or discontinued
       - Did event abate
       - Control (Lot #) if known

    6. Lilly GSMT to contact reporter to complete information and be responsible for all regulatory reporting.


        Research and Development Agreement--Confidential--Schedule 16.3

                                   Schedule 17.1(b)
                                         to

                         RESEARCH AND DEVELOPMENT AGREEMENT

                                       between

                        VERTEX PHARMACEUTICALS INCORPORATED

                                        and

                              ELI LILLY AND COMPANY

                                       [*]
------------------------------------------------------------------------------
[*]

     Research and Development Agreement--Confidential--Schedule 17.1(b)

                                Schedule 18.5

                                      to

                      RESEARCH AND DEVELOPMENT AGREEMENT

                                   between

                     VERTEX PHARMACEUTICALS INCORPORATED

                                     and

                           ELI LILLY AND COMPANY

                           FORM OF PRESS RELEASE
-------------------------------------------------------------------------------

Contacts:
    Lynn Brum
    Senior Director, Corporate Communications
    Vertex Pharmaceuticals Incorporated
    (617) 577-6000

    Amy Magan
    Communications Associate
    Eli Lilly and Company
    (317) 276-6337

    FOR IMMEDIATE RELEASE

Vertex and Eli Lilly Form Strategic Alliance to Develop Drugs to Treat Hepatitis C Infection


Cambridge, Massachusetts, June xx, 1997 ---- Vertex Pharmaceuticals
    Incorporated (NASDAQ:VRTX) and Eli Lilly and Company (NYSE:LLY) announced today that they have signed an agreement to collaborate on the research, development and commercialization of novel, orally active protease inhibitors for the treatment of chronic infection caused by the hepatitis C virus. Under the terms of the agreement, Lilly will make research support and milestone payments to Vertex that could total over $40 million. Vertex has also agreed to sell Lilly $10 million worth of its stock.

Dr. Joshua Boger, President and Chief Executive Officer of Vertex, commented,
    "This collaboration combines Vertex's drug discovery capabilities with Lilly's clinical development and marketing expertise. We are confident that Lilly's participation in this program will accelerate our effort to develop and introduce a new treatment for the millions of people infected with hepatitis C worldwide."

"Chronic hepatitis C is an enormous medical problem for which existing therapies are unsatisfactory," said August M. Watanabe, M.D., Lilly Executive Vice-President of Science and Technology. "Research to discover new treatments for hepatitis C is very competitive. We are excited about partnering with Vertex, which has a leading scientific position in the field, and a proven ability to bring promising drug candidates into development."

"This alliance also underscores Lilly's commitment to develop novel treatments for infectious diseases for which there are no satisfactory therapies available," Watanabe continued.

Under the terms of the agreement, Vertex and Lilly will jointly manage the research, development, manufacturing and marketing of drug candidates emerging from the collaboration. Vertex will have primary responsibility for drug design, process development and pre-

     Research and Development Agreement--Confidential--Schedule 18.5

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commercial drug substance manufacturing. Lilly will have primary responsibility for formulation, preclinical and clinical development, and global marketing. In addition, Vertex has the option to supply 100 percent of Lilly's commercial drug substance supply needs. Vertex will receive royalties on product sales. If Vertex exercises the commercial supply option, the Company will receive drug supply payments rather than royalties outside of the United States and Japan. Vertex has retained options to assist with the promotion of drugs from the collaboration in the United States and other selected territories.

     Research and Development Agreement--Confidential--Schedule 18.5

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Richard Aldrich, Senior Vice President and Chief Business Officer at Vertex
said, "The structure of this alliance allows Vertex to play an important role in the development and commercialization of drugs from this collaboration, and to obtain a significant piece of the downstream value. It is a true partnership, where both companies have the opportunity to be heavily involved in strategic and operational decision-making."

    Vertex is conducting research to design orally deliverable drugs which inhibit hepatitis C protease, an enzyme believed to be essential for replication of the hepatitis C virus (HCV). In September 1996, Vertex's scientists reported the first solution of the atomic structure of hepatitis C protease, using X-ray crystallography.

Chronic hepatitis C afflicts nearly four million Americans, most of whom don't know they have the disease. Worldwide, the disease strikes as many as 60 million people. Hepatitis C often affects intravenous drug users, people who have had multiple sexual partners and people who received blood transfusions prior to 1990. Approximately 8,000 Americans die annually from complications of hepatitis C, primarily cirrhosis and liver failure. Current treatments for the disease are not effective for most patients and cause significant side effects.

    Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, Indiana, dedicated to creating and delivering superior health care solutions--by combining pharmaceutical innovations, existing pharmaceutical technology, disease prevention and management, and information technologies -in order to provide customers worldwide with optimal clinical and economic outcomes.

    Vertex Pharmaceuticals Incorporated is engaged in the discovery, development and commercialization of novel, small molecule pharmaceuticals for the treatment of diseases for which there are currently limited or no effective treatments. The Company is a leader in the use of structure-based drug design, an approach to drug discovery that integrates advanced biology, biophysics and chemistry. The Company is concentrating on the discovery and development of drugs for the treatment of viral diseases, multidrug resistance in cancer, autoimmune diseases, inflammatory diseases, and neurodegenerative diseases.


     Research and Development Agreement--Confidential--Schedule 18.5

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                               Schedule 22.2(b)

                                     to

                    RESEARCH AND DEVELOPMENT AGREEMENT

                                 between

                    VERTEX PHARMACEUTICALS INCORPORATED

                                   and

                           ELI LILLY AND COMPANY

                ACCEPTABLE MEMBERS OF THE THIRD PARTY PANEL
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Dr. Robert Mueller

Dr. J. Hoofnagle

Dr. Teresa Wright

Dr. Robert Perillo

Dr. Michael Gerber

Dr. Jules Dienstag

Dr. Robert Schooley

Dr. Stanley Lemon

     Research and Development Agreement--Confidential--Schedule 22.2(b)